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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
McDATA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

John A. Kelley President and Chief Executive Officer	McDATA Corporation 380 Interlocken Crescent Broomfield, Colorado 80021

Dear Fellow Stockholders:

        We achieved solid financial results in 2002, despite a difficult economic environment. McDATA's revenue totaled $328.3 million for fiscal year 2002, down five percent from $344.4 million in 2001. For the full year 2002, the company incurred a net loss of $10.0 million, or $(0.09) per diluted share, on a GAAP basis, compared with a net loss of $8.7 million, or $(0.08) per diluted share, for full year 2001.

        We experienced very steady improvement throughout the year, after overcoming a challenging product line transition in the first half of 2002. We successfully transitioned to our 2 gigabit per second (Gb/s) product line in the second quarter, and experienced strong demand for new products launched in the fourth quarter. Fourth quarter revenues were up 30 percent sequentially and 13 percent year-over-year, with new products representing more than 20 percent of revenue in the quarter.

        We ended the year with positive operating cash flow and a strong balance sheet, including $303 million in cash and marketable securities. In February 2003, we issued $172.5 million in convertible debt to provide additional flexibility, which will permit McDATA to be proactive should opportunities arise to supplement existing products and services, accelerate time to market for new products and further our roadmap development. Our momentum continued in the first quarter of 2003 with revenue of $103.2 million, reflecting a 60 percent year-over-year increase, and net income of $5.3 million, or $0.05 per share, which compares to a loss of $17.1 million, or ($0.15) per share for the first quarter of 2002. McDATA's complete financial statements, including a review of our 2002 results, can be found in our Form 10-K and this Proxy Statement filed with the United States Securities and Exchange Commission.

        In early 2003, we announced that we would adopt a January 31 fiscal year end to reduce the impact on our quarter-end results due to sales from our largest partners. We believe this will improve visibility on quarterly sales results, normalize manufacturing cycles, and permit better support of all our channel partners.

        We had many achievements in 2002, including the following:

  •
  We launched advanced new products within our Sphereon™ line of Fabric Switches, Intrepid™ 6000 Series Directors and SANavigator® management software;

  •
  We expanded our distribution channels to include new OEM partners Dell and StorageTek, in addition to EMC, IBM, Hitachi Data Systems and Hewlett-Packard. We also added Sun Microsystems in March of 2003;

  •
  We implemented an outsourced manufacturing model, which resulted in leaner, faster and more reliable manufacturing processes and substantially reduced inventory levels;

  •
  We strengthened our management team with the addition of new leadership throughout the organization; in sales and service, marketing, software, engineering, and finance; and

  •
  We sharpened our focus on our customers and their evolving needs, strengthened brand recognition and increased awareness of McDATA through enhanced marketing initiatives.

        Today, we estimate that McDATA products and solutions connect up to two-thirds of the data in storage area network (SAN) environments and ten percent of all business data throughout the world. Our customers view us as the expert provider of storage networking solutions—hardware, software and services combined to enable our partners and customers to network the world's business data. We believe that our role as the industry specialist positions us to capitalize on overall storage networking market growth as this market becomes increasingly competitive.

        Our customers' storage networking needs today include reducing the total cost of storage, providing a strong return on investment, and preparing them to adapt to the growing demands of tomorrow. To address these needs, we have evolved and enhanced our approach to storage networking, providing total solutions that support our customers', as well as McDATA's, future growth, and maximize our significant opportunity in this expanding market.

        We must continue to execute well in order to maintain our leading share at the high-end and to continue to build our presence in the broader storage networking market. We believe this will allow us to make our vision a reality: enabling the power of digital data—whenever and wherever it is needed.

        McDATA's 2003 Annual Stockholders' Meeting will be held on August 27, 2003 at 12:00 noon (Mountain Time) at the Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021, and we look forward to your attendance either in person or by proxy. Details regarding admission to the meeting and the business to be conducted are more fully described in this Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in the Appendices attached to this Proxy Statement.

        Your vote is very important. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

        Thank you for your ongoing support of and continued interest in McDATA.

Sincerely,

John A. Kelley President and Chief Executive Officer

McDATA CORPORATION
380 Interlocken Crescent
Broomfield, Colorado 80021
(720) 558-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 noon Mountain Time on Wednesday, August 27, 2003
PLACE	Omni Interlocken Resort 500 Interlocken Boulevard Broomfield, Colorado 80021
ITEMS OF BUSINESS	(1) To elect Class III Directors for a three-year term (see page 10).
(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2004 (see page 30).
(3) To approve amendments to the 2001 McDATA Equity Incentive Plan (see page 31).
(4) To consider such other business as may properly come before the meeting.
RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Tuesday, July 1, 2003.
MEETING ADMISSION
TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON THE BACK COVER OF THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 12:00 noon.
VOTING BY PROXY
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail.
By Order of the Board of Directors,

Thomas O. McGimpsey Vice President, General Counsel and Corporate Secretary

THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND
ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JULY 10, 2003.

YOUR VOTE IS IMPORTANT

Please date, sign, and return your proxy card promptly.

TABLE OF CONTENTS

Proxy Statement
Board of Directors' Meetings
Board Organization and Governance
Director Compensation
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Election of Class III Directors (Proposal 1)
Executive Officers of McDATA
Executive Compensation
Report of the Compensation Committee of the Board of Directors
Performance Graphs
Ratification of Appointment of Independent Auditors (Proposal 2)
Approval of Amendments to 2001 McDATA Equity Incentive Plan (Proposal 3)
Report of the Audit Committee of the Board of Directors
Other Information
Appendix A:	2001 McDATA Equity Incentive Plan, as Amended
Appendix B:	Brief Description of Business
Appendix C:	Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations For the Fiscal Year Ended December 31, 2002
Appendix D:	Report of Independent Public Accountants and Consolidated Financial Statements

i

McDATA CORPORATION
Principal Executive Offices
380 Interlocken Crescent
Broomfield, Colorado 80021

PROXY STATEMENT

        The Board of Directors of McDATA Corporation is soliciting proxies to be used at the 2003 annual meeting of stockholders to be held at the Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021 at 12:00 noon Mountain Time on Wednesday, August 27, 2003. This proxy statement and the proxy card will be mailed to stockholders beginning on or about July 10, 2003.

Recommendation of the Board of Directors

        The Board of Directors recommends that you vote "FOR" the election of the nominees for Class III Directors according to Proposal 1, "FOR" the ratification of appointment of independent auditors according to Proposal 2 and "FOR" the approval of amendments to the 2001 McDATA Equity Incentive Plan according to Proposal 3.

Who Can Vote

        Record holders of Class A common stock and Class B common stock at the close of business on July 1, 2003 may vote at the annual meeting. On July 1, 2003, we had 81,000,000 outstanding shares of Class A common stock which were held by approximately 10,447 record holders and we had 33,662,227 outstanding shares of Class B common stock which were held by approximately 297 record holders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you follow your broker's procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use. You are urged to vote by proxy regardless of whether or not you attend the annual meeting.

How You Can Vote

        You can only vote your shares if you are either represented by proxy or present in person at the annual meeting. You can vote your proxy by:

  •
  the Internet, as described on the proxy card;

  •
  telephone, as described on the proxy card; or

  •
  mail, by completing and returning the enclosed proxy card.

        If you hold shares through a bank or broker, please provide your voting instructions by Internet, telephone or mail in accordance with the instructions contained on your voting instruction form. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares "FOR" the election of the nominees for Class III Directors according to Proposal 1, "FOR" the ratification of appointment of independent auditors according to Proposal 2 and "FOR" the approval of amendments to the 2001 McDATA Equity Incentive Plan according to Proposal 3.

Revocation of Proxies

        You can revoke your proxy at any time before it is exercised at the annual meeting by any of these three ways:

  •
  by voting in person at the annual meeting;

  •
  by delivering a written notice of revocation dated after the proxy to our Secretary; or

  •
  by delivering another proxy dated after the previous proxy.

Required Votes

        Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

        The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and broker non-votes (as defined below) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For the election of Class III Directors, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. For all other proposals, the affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal. For such other proposals (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal, and (ii) proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares ("broker non-votes") will not be counted as votes cast or affect the outcome of any proposal.

        The Board of Directors of McDATA knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

        The Bank of New York, our transfer agent, will tally the votes. We will not disclose your vote except as required by law.

Annual Meeting Admission Tickets

        If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders' admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders' admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

BOARD OF DIRECTORS' MEETINGS

        Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held six meetings in 2002. Each incumbent Director attended at least 75% of the meetings of the Board of Directors and any committees on which such Director served. In addition to attending Board of Directors and committee meetings, Directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA.

BOARD ORGANIZATION AND GOVERNANCE

        The Board of Directors has nine (9) Directors and has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Technology Committee, each as described below, to assist it in meeting its responsibilities. Each of these Board Committees is made up entirely of independent directors.

        Our Board of Directors has a long-standing commitment to good corporate governance. Our Corporate Governance Guidelines were created in 2000 when we became a public company and can be found on our corporate governance website at www.mcdata.com. Additionally, on our website, you will find the full text of each committee charter (excluding the Technology Committee) and our Corporate Code of Conduct that applies to all employees and corporate officers.

Audit Committee
Functions
Oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Assists the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities. Meets periodically with independent public accountants and provides them unrestricted direct access to its members.
Number of Meetings in 2002	7
Members	Charles C. Johnston (Chairman) D. Van Skilling Michael J. Sophie (joined Board in March 2003)
Compensation Committee
Functions
Reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive compensation plan. The Compensation Committee has delegated its duties with respect to option grants for non-executive officers to a compensation subcommittee, which is chaired by Mr. McDonnell, in accordance with the terms of the Company's 2001 Equity Incentive Plan.
Number of Meetings in 2002	5
Members	Thomas M. Uhlman (Chairman) Betsy S. Atkins Laurence G. Walker

Corporate Governance and Nominating Committee
Functions
Reviews the composition and size of the Board, considers and recommends candidates to fill new positions and vacancies on the Board, reviews and makes recommendations regarding Director compensation and education, reviews potential conflicts of interest of Board members and officers, Director independence and the Board Governance Guidelines and the Company Code of Conduct.
Number of Meetings in 2002	1
Members	Betsy S. Atkins (Chairperson) John W. Gerdelman D. Van Skilling
Technology Committee
Functions
Reviews the Company's product and service strategy against the Company's short-term tactical and long-term strategic goals and objectives, identifies and discusses significant emerging technology issues and trends and reviews the Company's approaches to acquiring or developing technologies that would support such tactical and strategic goals and objectives.
Number of Meetings in 2002	None. This Committee was created in January 2003.
Members	Laurence G. Walker (Chairman) John W. Gerdelman Thomas M. Uhlman

DIRECTOR COMPENSATION

Goal

        To attract and retain highly qualified Directors, we offer a competitive Director compensation package. This compensation package includes equity intended to align the interests of Directors with your long-term interests as stockholders. The Board of Directors periodically reviews Director compensation policies, and based on market and other information, the Board of Directors revised Director compensation in January 2003 and believes that compensation is in line with industry standards.

Fees

        Director's fees for 2002, paid only to Directors who are not McDATA employees, were as follows:

Annual Retainer	$10,000
Attendance fee for each Board or Committee meeting	1,000

        Director's fees for 2003, paid only to Directors who are not McDATA employees, are as follows:

Annual Retainer	$15,000
Board Meeting Fee	2,000
Audit Committee Chair Fee	2,000
Other Committee Chair Fee	1,500
Audit Committee Meeting Fee	1,500
Other Committee Meeting Fee	1,000

        Any Director who is an employee of McDATA or one of its subsidiaries receives no compensation for serving as a Director. Accordingly, John F. McDonnell and John A. Kelley, Jr., did not receive fees for their services as Board members in fiscal year 2002.

Stock Options

        Our practice has been to grant Directors options to purchase 50,000 shares of our Class B common stock when they became directors and to grant them options to purchase an additional 20,000 shares of our Class B common stock each year thereafter vesting twenty-five percent each year. Effective in 2003, the annual option grant to Directors was raised to 30,000 shares of Class B common stock that vests fifty percent each year. In October 1997, before he became a director, Mr. McDonnell was granted an option to purchase 1,000,000 shares of our Class B common stock. In August 2001, Mr. Kelley was hired as President and Chief Operating Officer and was granted an option to purchase 250,000 shares of our Class B common stock. In January 2002, August 2002 and January 2003, Mr. Kelley, our current Chief Executive Officer and President, was granted an option to purchase 50,000, 315,000 and 300,000 shares of our Class B common stock, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of our common stock as of June 1, 2003, unless otherwise noted. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021.

        We have determined beneficial ownership in accordance with the rules of the United States Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on June 1, 2003, or the number of shares of Class B common stock outstanding on June 1, 2003, as the case may be. As of June 1, 2003, there were 81,000,000 shares of Class A common stock outstanding, and 33,608,452 shares of Class B common stock outstanding.

        In computing the number of shares of Class A and Class B common stock beneficially owned by a person or a group and the percentage ownership of that person or group, we deemed outstanding shares of Class A and Class B common stock subject to options that such person or group had a right to acquire on or within 60 days of June 1, 2003. For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described below by the sum of shares of Class A or Class B common stock outstanding on June 1, 2003, and the number of shares of Class A or Class B common stock that such person or group had the right to acquire on or within 60 days of June 1, 2003, including but not limited to, upon the exercise of options. Asterisks represent beneficial ownership of less than one percent.

					Percent of Shares of Common Stock Class Beneficially Owned
	Number of Shares of Common Stock Class Beneficially Owned
Name and Address of the Beneficial Owner
	Class A		Class B		Class A	Class B
5% Stockholders
Oak Associates LTD. 3875 Embassy Parkway #250 Akron, OH 44333	6,470,000	(1)	—		8.0%	—
Brookside Capital Partners Fund LP 111 Huntington Avenue Boston, MA 02199	5,728,808	(1)	—		7.1%	—
Essex Investment Management Co. LLC. 125 High Street, 29th Floor Boston, MA 02110	5,576,785	(1)	—		6.9%	—
Putnam LLC. One Post Office Square Boston, MA 02109	4,773,347	(1)	—		5.8%	—
Patricia L. McDonnell	37,816	(2)	3,380,500	(3)	*	10%
John F. McDonnell	28,311	(4)	6,280,000	(5)	*	18.6%
Executive Officers and Directors
John F. McDonnell	28,311	(4)	6,280,000	(5)	*	18.6%
John A. Kelley	—		133,415	(6)	—	*
Alain F. Andreoli	—		15,550	(7)	—	*
Jean M. Becker	—		12,000	(8)	—	*
Robert F. Finley	185		33,773	(9)	*	*
Michael B. Gustafson	53		312,000	(10)	*	*
Thomas O. McGimpsey	—		49,713	(11)	—	*
Karen L. Niparko	—		36,843	(12)	—	*
Ernest J. Sampias	—		48,793	(13)	—	*
Betsy S. Atkins	—		5,000	(17)	—	*
John W. Gerdelman	—		101,125	(14)	—	*
Charles C. Johnston	—		101,125	(15)	—	*

D. Van Skilling	300		101,125	(14)	*	*
Michael J. Sophie	—		—		—	—
Thomas M. Uhlman	—		101,125	(14)	—	*
Laurence G. Walker	1	(16)	101,225	(14)	*	*
All Executive Officers and Directors as a Group (16 persons)	28,850		7,432,812		*	22.1%

(1)
Based on Schedule 13G filings (as of December 31, 2002).

(2)
Includes 28,311 shares held jointly with John F. McDonnell, Ms. McDonnell's husband, and 1,491 shares held as custodian for a custodial account.

(3)
Includes 50,500 shares held by Ms. McDonnell as custodian for a custodial account.

(4)
Includes 28,311 shares held jointly with Patricia L. McDonnell, Mr. McDonnell's wife. Mr. McDonnell disclaims beneficial ownership of the shares of Class A common stock held by Mrs. McDonnell personally and as custodian.

(5)
Includes 40,000 shares held by the McDonnell Family Partnership, L.L.L.P., a limited liability limited partnership of which Mr. McDonnell is the general partner, and 940,000 shares subject to options exercisable within 60 days after June 1, 2003. The number of shares of common stock beneficially owned by John F. McDonnell does not include 3,380,500 shares held by Patricia L. McDonnell, Mr. McDonnell's wife, which includes 50,500 shares held as custodian by Mrs. McDonnell for their son. Mr. McDonnell disclaims beneficial ownership of the shares of Class B common stock held by Mrs. McDonnell personally and as custodian.

(6)
Includes 59,100 shares of restricted stock and 62,500 shares subject to stock options exercisable within 60 days after June 1, 2003.

(7)
Includes 15,550 shares of restricted stock.

(8)
Includes 12,000 shares of restricted stock.

(9)
Includes 13,500 shares of restricted stock and 20,000 shares subject to stock options exercisable within 60 days after June 1, 2003.

(10)
Includes 240,000 shares subject to stock options exercisable within 60 days after June 1, 2003 and 13,750 shares of restricted stock.

(11)
Includes 35,250 shares subject to stock options exercisable within 60 days after June 1, 2003 and 13,125 shares of restricted stock.

(12)
Includes 19,207 shares of restricted stock and 16,250 shares subject to stock options exercisable within 60 days after June 1, 2003.

(13)
Includes 24,900 shares of restricted stock and 21,250 shares subject to stock options exercisable within 60 days after June 1, 2003.

(14)
Includes 101,125 shares subject to stock options exercisable within 60 days after June 1, 2003.

(15)
Includes 36,125 shares subject to stock options exercisable within 60 days after June 1, 2003 and 65,000 shares held by CCJ Trust.

(16)
Includes 1 share of Class A common stock held by Katherine Walker, Mr. Walker's wife.

(17)
Includes 5,000 shares subject to stock options exercisable within 60 days of June 1, 2003.

(*)
Less than 1 percent

        The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders as of December 31, 2002. The 2001 McDATA Equity Incentive Plan is our only equity compensation plan and it was approved by stockholders. In August 2002, the stockholders approved the McDATA Employee Stock Purchase Plan. The McDATA Employee Stock Purchase Plan is not an equity compensation plan and is accordingly not included in the table below. Only Class B common stock is issued under the 2001 McDATA Equity Incentive Plan and the McDATA Employee Stock Purchase Plan.

Equity Compensation Plan Information as of December 31, 2002

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,654,040	$11.56	3,755,210	*
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	11,654,040	$11.56	3,755,210	*

(*)
As of June 1, 2003, there were approximately 1.8 Million shares of Class B common stock available for future grants under the 2001 McDATA Equity Incentive Plan. As of June 1, 2003, the weighted average exercise price and weighted average term of Class B stock options under the 2001 McDATA Equity Incentive Plan were $11.03 and 7.7 years, respectively.

Other Matters

        In October 2000, new SEC rules went into effect that establish affirmative defenses to insider trading claims under certain defined circumstances, irrespective of the possession of material non-public information, for transactions planned before coming into possession of such information. Generally, such persons may purchase or sell such securities pursuant to a binding pre-existing plan, contract or instruction, or collectively a Pre-Existing Plan, which sets forth either (a) the amount, price and date of such trade; (b) a formula, algorithm or computer program for determining amounts, prices and dates; or (c) such Pre-Existing Plan does not permit the person to exercise any subsequent influence over the trade. Patricia L. McDonnell, John F. McDonnell, Michael B. Gustafson, Betsy S. Atkins and Ernest J. Sampias have established Pre-Existing Plans for the purpose of selling a portion of their shares of Class B common stock to diversify their holdings. Other officers may enter into Pre-existing Plans to diversify their holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation agreements and other arrangements, which are described in "Item 11—Executive Compensation" and (b) the transactions described in our Registration Statement on Form S-1, SEC File No. 333-38106, declared effective on August 8, 2000.

        In connection with the February 7, 2001 distribution of our Class A common stock by EMC, the Investors' Rights Agreement to which Mr. McDonnell was a party was terminated in accordance with its terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of our Company. Executive officers, directors and greater than 10% stockholders are required by the SEC regulation to furnish to us copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the SEC filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with for 2002, other than (a) the late filing of a report on Form 4 by D. Van Skilling, our director, for the sale of 1,500 shares of Class B common stock in November 2002 and (b) the late filing of a report on Form 4 by John A. Kelley, our President and Chief Executive Officer, for the grant of 300,000 Class B common stock options and 19,700 shares of restricted Class B common stock in January 2003.

ELECTION OF CLASS III DIRECTORS

(PROPOSAL 1)

        The Board of Directors consists of 9 Directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III Directors are up for election at this annual meeting and the nominees for election are currently Class III Directors.

        For the election of Class III Directors, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them for the election of the nominees listed below. If you do not wish to have your shares voted for the nominees, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominees, we will vote your shares for such other persons. If we do not name substitute nominees, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominees would not be available to serve at the time of the annual meeting.

        Following is a brief listing of the age, term as Director, principal occupation, business experience and other directorships of the nominees for election as Class III Directors. Similar information is also provided for the other Directors whose terms of office do not expire at this annual meeting.

Nominees for Directors in Class III

(The term of these nominee Directors would expire at the annual meeting of stockholders in 2006)

        Charles C. Johnston, age 66, Chairman of Ventex Technologies, Inc., AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation, has served as a director of McDATA since May 1998. Mr. Johnston has been Chairman of AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation since 1992 and Chairman of Ventex Technologies, Inc. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a developer of software systems and related services, from 1969 to 1992 (ISI was sold to Teleglobe Corporation of Montreal, Canada in 1989). He served in various capacities at IBM from 1959 until 1965 and served as Director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute. He currently serves as a director of AuthentiDate Holding Corporation, Internet Commerce Company and Visual Data.

        John F. McDonnell, age 58, is a founder and Chairman of McDATA and served as Chief Executive Officer of McDATA from its inception in 1982 to 2002, as President from 1982 to 2001 and as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc. Mr. McDonnell attended California State University at Long Beach.

        Laurence G. Walker, age 54, an independent investor, has served as a director of McDATA since May 1998. Previously, Mr. Walker served as Vice President of Strategy of the Network & Computing Systems Group of Motorola from February 2002 until May 2002. From August 2001 until February 2002, Mr. Walker served as Vice President and General Manager of the Network & Computing Systems Group of Motorola. Mr. Walker co-founded C-Port in November 1997 and was Chief Executive Officer until August 2001. C-Port was acquired by Motorola in May 2000. From June 1997 until October 1997, Mr. Walker was self-employed. From August 1996 until May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior thereto, he was Vice President and General Manager, Network Product Business Unit, Digital Equipment

Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton.

The Board of Directors recommends a vote "FOR" the above nominees for Director.

Continuing Directors in Class I

(The term of these continuing directors would expire at the annual meeting of stockholders in 2004)

        John A. Kelley, Jr., age 53, has been President and Chief Executive Officer since August 2002 and a Director since August 2001 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at U S WEST, Mr. Kelley was in key positions at Mead Corporation's Zellerbach Southwest businesses. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also chairperson of the board of directors of INROADS of Colorado, a not-for-profit mentoring program and a board member of the Women's Vision Foundation.

        John W. Gerdelman, age 50, Chief Executive Officer of Metromedia Fiber Network, or MFN, has served as a director of McDATA since May 1998. Mr. Gerdelman took on the position of Chief Executive Officer of MFN, a fully integrated fiber optic and data center services company, in April 2002 in connection with a bankruptcy reorganization of MFN. Prior thereto, he was Managing Member of Mortonsgroup LLC, an information technology and telecommunications venture firm, from October 1999. From April 1999 to October 1999, Mr. Gerdelman was Chief Executive Officer of U.S.A.NET, a privately held provider of innovative e-mail solutions. Prior to U.S.A.Net, Mr. Gerdelman was President of the network and information technology division of MCI Telecommunications Corporation, or MCI. Mr. Gerdelman's 13-year tenure at MCI covered all areas of the company, including sales, marketing, service, network operations and information technology. His experience at MCI included three years as President and Chief Executive Officer of a startup call center company, PTI Services Corporation, after which he returned to MCI upon its acquisition. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in sales operation. He also served in the U.S. Navy as a Naval Aviator. He received his Bachelor of Science degree in chemistry from the College of William and Mary. Mr. Gerdelman currently serves as a director of APAC, Sycamore Networks, Inc. and Intelliden Corporation.

        Betsy S. Atkins, age 48, Chief Executive Officer of Baja Accordiant Ventures, has served as a director of McDATA since April 2002. Ms. Atkins is the Chief Executive Officer of Baja Accordiant Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. Prior to 1994 Ms. Atkins was CEO of NCI, Inc. a Nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 a member of their Board of Directors, and served as its Sales and Marketing International Sr. Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the Boards of Directors of Polycom, Inc. and UTStarcom. She received her Bachelor of Arts degree from the University of Massachusetts. Ms. Atkins publishes and keynote speaks on Board Governance, best practices for the National Association of Corporate Directors. Ms. Atkins is also a member of the President-appointed Pension Benefit Guaranty Corporation advisory committee and a Governor-appointed member of the Florida International University Board of Trustees.

Continuing Directors in Class II

(The terms of these continuing Directors expire at the annual meeting of stockholders in 2005)

        D. Van Skilling, age 69, President of Skilling Enterprises, has served as a director of McDATA since May 1998. Mr. Skilling has served as President of Skilling Enterprises since March 1999. He retired as Chairman and Chief Executive Officer of Experian Information Solutions, Inc., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996, Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Master of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company, First American Corporation and American Business Bank and is Chairman of the Board of Trustees of Colorado College.

        Thomas M. Uhlman, age 55, Managing Partner of New Ventures Partners, LLC, has served as a director of McDATA since May 1998. Mr. Uhlman has been Managing Partner, New Venture Partners, LLC since January 2001. From 1997 to 2001, Mr. Uhlman was President, New Ventures Group at Lucent Technologies. From 1996 to 1997, Mr. Uhlman was Senior Vice President, Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina—Chapel Hill, his Masters degree in management from Stanford University School of Business and his Bachelor of Arts degree in political science from the University of Rochester.

        Michael J. Sophie, age 45, Senior Vice President Finance and Chief Financial Officer of UTStarcom Inc., has served as a director of McDATA since March 2003. Mr. Sophie has served as Senior Vice President Finance of UTStarcom Inc., a manufacturer and marketer of telecommunications equipment for use in worldwide markets, from January 2003 to present and as Chief Financial Officer from August 1999 to present. He served as Vice President Finance of UTStarcom from August 1999 to January 2003. From 1993 to 1999, Mr. Sophie was Vice President Finance and Chief Financial Officer of P-Com, Inc., a manufacturer of microwave radio stations for worldwide wireless telecommunications markets. Mr. Sophie holds a Bachelor of Science degree in business administration from California State University and a Masters of Business Administration degree from the University of Santa Clara.

EXECUTIVE OFFICERS OF MCDATA

        The following table sets forth certain information regarding our executive officers and directors as of the date of this Proxy Statement:

Name	Age	Position
John F. McDonnell	58	Chairman of the Board of Directors
John A. Kelley, Jr.	53	President, Chief Executive Officer and Director
Ernest J. Sampias	52	Chief Financial Officer and Senior Vice President of Finance
Alain F. Andreoli	43	Executive Vice President of Sales and Service
Jean M. Becker	43	Senior Vice President of Engineering
Robert F. Finley	53	Vice President of Manufacturing
Michael B. Gustafson	36	Senior Vice President of Worldwide Marketing
Thomas O. McGimpsey	41	Vice President, General Counsel and Corporate Secretary
Karen L. Niparko	46	Vice President of Business Operations and Vice President of Human Resources
John W. Gerdelman(3)(4)	50	Director
Charles C. Johnston(1)	66	Director
D. Van Skilling(1)(3)	69	Director
Thomas M. Uhlman(2)(4)	55	Director
Laurence G. Walker(2)(4)	54	Director
Betsy S. Atkins(2)(3)	48	Director
Michael J. Sophie(1)	45	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Corporate Governance and Nominating Committee

(4)
Member of Technology Committee

        John F. McDonnell is a founder and Chairman of McDATA and served as Chief Executive Officer of McDATA from its inception in 1982 to 2002, as President from 1982 to 2001 and as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc. Mr. McDonnell attended California State University at Long Beach.

        John A. Kelley, Jr. has been President and Chief Executive Officer since August 2002 and a Director since August 2001 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at U S WEST, Mr. Kelley was in key positions at Mead Corporation's Zellerbach Southwest businesses. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also chairperson of the board of directors of INROADS of Colorado, a not-for-profit mentoring program and a board member of the Women's Vision Foundation.

        Ernest J. Sampias has been the Senior Vice President of Finance and Chief Financial Officer since June 1, 2002. Prior thereto he was Vice President of Finance from September 2001 to May 2002 and Controller from September 2001 to February 2003. Prior to joining McDATA, Mr. Sampias was Vice

President and Chief Financial Officer of Convergent Communications, Inc. from November 2000 to May 2001 and was Vice President and Chief Financial Officer of U S WEST Dex, Inc. from 1997 to 2000 and held various financial management positions with U S WEST from 1985 to 2000. Mr. Sampias is a Certified Public Accountant, received a Masters degree in Taxation in 1979 from Depaul University in Chicago, Illinois, and received a Bachelor of Science Degree (with distinction) in Business in 1973 from Indiana University. Mr. Sampias also sat on the Board of Directors of PointServe Corporation from March 2000 to November 2000.

        Alain F. Andreoli has been Executive Vice President of Sales and Services since December 2002. Prior to joining McDATA, Mr. Andreoli was President, Chief Operating Officer and Executive Director for Verio Inc., or Verio, since July 2001. Prior to joining Verio, Mr. Andreoli was Corporate Vice President and General Manager for International Operations, Global Services and e-Business from February 2000 and Vice President and General Manager, EAME from June 1997 at Storage Technology Corporation. Prior to joining Storage Technology Corporation, Mr. Andreoli held various international and global management positions with Texas Instruments Incorporated. Mr. Andreoli holds a degree from the CERAM School of Business in Valbonne, France (French MBA equivalent).

        Jean M. Becker has been the Senior Vice President of Engineering since December 2002. Prior to joining McDATA, Ms. Becker was President of Qwest Solutions from July 2001 and Senior Vice President of Qwest National xDSL/Broadband Deployment from July 2000. Prior to Qwest, Ms. Becker held the Chief Technology Officer and Senior Vice President, Vice President of Network Planning and other senior management positions with U S WEST since 1988. Ms. Becker earned a Masters of Business and Administration degree in 1992 from Portland State University and earned a Bachelor of Science in Electrical Engineering in 1988 from Portland State University.

        Robert F. Finley has been Vice President of Manufacturing since June 2001. Prior to joining McDATA, he served as Vice President, Business Programs Management—Global Accounts at SMTC Corp. from December 1996 to May 2001. Prior to joining McDATA, Mr. Finley held several positions at SMTC including Director of Materials, MIS, Document Control, Component Engineering and Supplier Quality Assurance and Director of Manufacturing Operations from February 1991 to December 1996. In addition, Mr. Finley worked for McDATA from 1987 to 1990 as a manager of quality assurance, reliability engineering and mechanical procurement and a manager of turnkey operations. Mr. Finley holds a Bachelor's degree in electronics engineering technology from Arizona State University.

        Michael B. Gustafson has been Senior Vice President of Worldwide Marketing since June 2002. From March 1999 until June 2002, he served as our Vice President of Worldwide Sales. Mr. Gustafson also had responsibility for McDATA's Professional and Learning Services offerings from March 1999 to December 2000. From May 1998, when he joined McDATA, until March 1999, Mr. Gustafson served as a regional sales manager of McDATA. Prior to joining McDATA, Mr. Gustafson spent nine years with IBM serving in various sales management positions, including most recently as Business Unit Executive and Director of U.S. Channel Field Sales of IBM from June 1997 until May 1998. Mr. Gustafson received his Bachelor of Science degree in business administration from Washington University in St. Louis.

        Thomas O. McGimpsey has been Vice President, General Counsel and Corporate Secretary since July 2000 and was Vice President of Corporate Development in 2002 (excluding a seven week departure from February to March of 2003 when he agreed to rejoin the Company). Mr. McGimpsey is the Chief Legal Officer and Chief Governance Officer responsible for managing all internal and external legal efforts, corporate governance matters, mergers and acquisition activities, hardware and software purchase/licensing contracts, and the internationalization efforts for the company. Prior to joining McDATA, Mr. McGimpsey was the Senior Corporate and Securities Attorney at U S WEST, Inc. and U S WEST Communications, Inc. from 1998 until U S WEST's merger with

Qwest in June 2000. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical and microprocessor systems) from Embry-Riddle Aeronautical University in 1984.

        Karen L. Niparko has been Vice President of Business Operations since October 2002 and prior thereto was Vice President of Human Resources from September 2001 to October 2002. Prior to joining McDATA, Mrs. Niparko was Executive Consultant for Corporate Solutions, Inc. from April 2001 to September 2001, Corporate Vice President of Human Resources and Officer and former Vice-President of Human Resources for Worldwide Sales & Service of Storage Technology Corporation from April 1997 to February 2001, Vice President of Operations for Auto-trol Technology Corporation from January 1993 to April 1997. Mrs. Niparko has a Master of Business Administration from the University of Colorado, a Bachelor of Arts degree from the University of Michigan and a Certificate for Leadership for Sr. Executives Programs from Harvard University. Mrs. Niparko serves on the Boards of the Colorado Safety Association and INROADS-Colorado Inc., both non-profit organizations. She served as Chair for the eLearning committee of Governor Owen's Strategy Workforce Development Council. She is an advisor for the Chancellor's Community Advisory Committee for the University of Colorado at Boulder and a member of the Women's Vision Foundation.

EXECUTIVE COMPENSATION

        The following table sets forth information for the fiscal year ended December 31, 2002 concerning the compensation paid to persons who served as our Chief Executive Officer, our four other most highly compensated executive officers at fiscal year end and two executives that resigned prior to fiscal year end, all of whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)		Restricted Stock Award(s)($)			Securities Underlying Options(#)	All Other Compensation($)
John F. McDonnell(1) Chairman of the Board of Directors	2002 2001 2000	$ $ $	100,000 251,944 280,883	$ $	140,625 — 92,115		— — —		— — —	$ $ $	3,969 3,804 5,373	(2) (3) (4)
John A. Kelley, Jr.(5) President and Chief Executive Officer	2002 2001 2000	$ $	339,234 98,082 —	$ $	127,452 56,829 —		$427,490 — —	(6)	315,000 250,000 —	$ $	4,068 2,817 —	(7) (8)
Michael B. Gustafson Senior Vice President of Worldwide Marketing and Vice President of Worldwide Sales	2002 2001 2000	$ $ $	234,615 136,669 115,935	$ $ $	192,871 245,794 275,626	$	— — —		90,000 — 200,000	$ $ $	5,855 5,720 8,055	(9) (10) (11)
Ernest J. Sampias Chief Financial Officer and Senior Vice President of Finance	2002 2001 2000	$ $	217,308 46,769 —	$ $	150,000 12,469 —		$180,110 — —	(12)	70,000 15,000 —	$ $	5,165 238 —	(13) (14)
Robert F. Finley Vice President of Manufacturing	2002 2001 2000	$ $	198,846 87,923 —	$ $	100,000 18,619 —		$97,650 — —	(15)	25,000 55,000 —		$5,447 — —	(16)
Thomas O. McGimpsey(17) Vice President of Corporate Development, Secretary and General Counsel	2002 2001 2000	$ $ $	189,654 147,885 60,000	$ $ $	71,250 16,822 49,128		$113,925 — —	(18)	20,000 25,000 60,000	$ $ $	5,069 248 112	(19) (20) (21)
Earl T. Carothers(22) Vice President of Corporate Quality and Customer Support	2002 2001 2000	$ $ $	138,339 186,481 6,538	$ $	12,654 55,672 —		— — —		25,000 25,000 25,000	$ $	131,304 101,695 —	(23) (24)
James E. Kuenzel(25) Vice President of Engineering	2002 2001 2000	$ $ $	212,156 208,180 200,000	$ $ $	5,000 38,150 50,578	$	— — —		75,000 — —	$ $ $	6,062 5,880 39,257	(26) (27) (28)

(1)
Mr. McDonnell served as our Chief Executive Officer until August 2002.

(2)
For 2002, this amount includes $1,769 for term life insurance premium and $2,200 paid to Mr. McDonnell's account in our 401(k) plan.

(3)
For 2001, this amount includes $1,713 for term life insurance premiums, $2,091 paid to Mr. McDonnell's account in our 401(k) plan.

(4)
For 2000, this amount includes $2,580 for term life insurance premiums, $2,347 paid to Mr. McDonnell's account in our 401(k) plan and $445 for reimbursement of travel expenses.

(5)
Mr. Kelley became our Chief Executive Officer in August 2002.

(6)
39,400 shares of restricted stock were granted in 2002. The value of such shares at December 31, 2002, was $276,982. 9,850 of such shares vest over an 18 month period. The remaining 29,550 vest over 48 months.

(7)
For 2002, this amount includes $1,868 for term life insurance premium and $2,200 paid to Mr. Kelley"s account in our 401(k) plan

(8)
For 2001, this amount includes $531 for term life insurance premium and $2,286 paid to Mr. Kelley's account in our 401(k) plan..

(9)
For 2002, this amount includes $355 for term insurance premium and $5,500 paid to Mr. Gustafson's account in our 401(k) plan.

(10)
For 2001, this amount includes $216 for term life insurance premium and $5,504 paid to Mr. Gustafson's account in our 401(k) plan.

(11)
For 2000, this amount includes $144 for term life insurance premiums, $2,000 paid to Mr. Gustafson's account in our 401(k) plan and $5,911 for reimbursement of travel expenses.

(12)
16,600 shares of restricted stock were granted in 2002. The value of such shares at December 31, 2002, was $116,698. 4,150 of such shares vest over an 18 month period. The remaining 12,450 shares vest over 48 months.

(13)
For 2002, this amount includes $1,040 for term life insurance premium and $4,125 paid to Mr. Sampias' account in our 401(k) plan.

(14)
For 2001, this amount includes $238 for term life insurance premium.

(15)
9,000 shares of restricted stock were granted in 2002. The value of such shares at December 31, 2002, was $63,270. 2,250 of such shares vest over an 18-month period. The remaining 6,750 shares vest over 48 months.

(16)
For 2002, this amount includes $902 for term life insurance premium and $4,545 paid to Mr. Finley's account in our 401(k) plan.

(17)
Mr. McGimpsey departed from the Company in February 2003. Mr. McGimpsey agreed to rejoin the Company as Vice President, General Counsel and Corporate Secretary effective April 1, 2003.

(18)
10,500 shares of restricted stock were granted in 2002. The value of such shares at December 31, 2002, was $73,815. Mr. McGimpsey resigned in 2003 and subsequently forfeited all shares. Mr. McGimpsey has agreed to rejoin the Company as Vice President and General Counsel effective April 1, 2003.

(19)
For 2002, this amount includes $354 for term life insurance premium and $4,714 paid to Mr. McGimpsey's account in our 401(k) plan.

(20)
For 2001, this amount includes $248 for term life insurance premium.

(21)
For 2000, this amount includes $112 for term life insurance premium.

(22)
Mr. Carothers resigned from the Company in July 2002.

(23)
For 2002, this amount includes $903 for term life insurance premium, $4,815 paid to Mr. Carothers' account in our 401(k) plan, $20,586 for reimbursement of relocation expenses, and a severance payment of $105,000.

(24)
For 2001, this amount includes $1,651 for term life insurance premium, $5,322 paid to Mr. Carothers' account in our 401(k) plan and $94,722 for reimbursement of relocation expenses.

(25)
Mr. Kuenzel resigned from the Company in November 2002.

(26)
For 2002, this amount includes $562 for term life insurance premium and $5,500 paid to Mr. Kuenzel's account in our 401(k) plan.

(27)
For 2001, this amount includes $630 for term life insurance premium and $5,250 paid to Mr. Kuenzel's account in our 401(k) plan.

(28)
For 2000, this amount includes $630 for term life insurance premium, $5,605 paid to Mr. Kuenzel's account in our 401(k) plan, and $33,022 for reimbursement of relocation expenses.

Option Grants in Last Fiscal Year

        The following table sets forth certain information for each grant of stock options during the year ended December 31, 2002 to each of the Named Executive Officers. All of these options granted by us were granted under our 2001 McDATA Equity Incentive Plan, or 2001 Equity Incentive Plan (formerly the 1997 Stock Option Plan) and have a term of 10 years, subject to earlier termination in the event an optionee's services to us cease. For more information, see "Employee Benefit Plans" below for descriptions of the material terms of these options. During the year ended December 31, 2002, we granted options to purchase an aggregate of 3,296,293 shares of Class B common stock under the 2001 Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 2001 Equity Incentive Plan) of our Class B common stock on the day prior to the grant date. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended December 31, 2002.

	Individual Grants
						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
	Number Of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees In 2002
Name				Exercise Price Per Share ($/share)	Expiration Date
						5%		10%
John F. McDonnell	—	—		—	—		—		—
John A. Kelley, Jr.	315,000	9.6%		10.91	8/01/2012		$2,161,290		$5,477,135
Michael B. Gustafson	50,000 40,000	1.5 1.2	% %	25.85 9.21	1/31/2012 6/11/2012	$ $	812,846 231,684	$ $	2,059,912 587,134
Ernest J.Sampias	20,000 50,000	* 1.5%		25.85 8.15	1/31/2012 5/30/2012	$ $	325,138 256,274	$ $	823,964 649,450
Robert F. Finley	25,000	*		25.85	1/31/2012		$406,423		$1,029,956
Thomas O. McGimpsey	20,000	*		25.85	1/31/2012		$325,138		$823,964
Earl T. Carothers	25,000	*		25.85	1/31/2012		$406,423		$1,029,956
James E. Kuenzel	75,000	2.3%		25.85	1/31/2012		$1,219,269		$3,089,868

*
Less than 1%

Aggregated Option Exercises in Last Fiscal Year

        The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 2002. The dollar value of in-the-money options at December 31, 2002 is calculated by determining the difference between the year-end fair market value of $7.03 per share and the option exercise price.

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. McDonnell	—	—	940,000	—	$5,668,200	—
John Kelley	—	—	62,500	502,500	—	—
Michael B. Gustafson	55,000	$856,350	167,500	220,000	$417,500	—
Ernest J. Sampias	—	—	8,750	76,250	—	—
Robert Finley	—	—	20,000	60,000	—	—
Thomas O. McGimpsey.	6,000	$29,580	30,250	113,750	—	—
Earl T. Carothers	—	—	—	—	—	—
James E. Kuenzel	222,500	$1,431,175	—	—	—	—

Management Bonus Program

        McDATA is a pay-for-performance company. Our philosophy and incentive plans are designed to reward plan participants for performance. During the first half of 2002, all of our executive officers and many of our other senior employees were eligible for a bonus based upon achievement of specified annual or quarterly corporate and individual objectives. The target bonus was calculated as a percentage of base compensation and ranged from 10% to 40% for non-executive officers and from 25% to 100% for executive officers. This plan remained in place for the first and second quarters of 2002, during which time the financial objectives of the company were not met, and, therefore, no payments were made under this plan to our executive officers. Certain other eligible members of management received a bonus payment based upon individual objectives achieved during the first quarter. The plan was terminated as of April 1, 2002, and replaced with new plans beginning in the third and fourth quarter of 2002.

        Beginning in the third quarter of 2002, a revised executive incentive bonus plan was implemented in lieu of the earlier plan. The revised plan uses restricted stock with accelerated vesting opportunities to reward participants for the collective achievement of strategic corporate revenue and EPS goals on a quarterly basis. The plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. Currently the cash bonus component of the plan is calculated as a percentage of base compensation and can range from 7.5% to 18.75% of quarterly base salary if corporate objectives are achieved, and from 30% to 75% if more progressive objectives are met. Corporate performance objectives were not met for the third quarter and the plan did not pay. The plan did pay for corporate performance in the fourth quarter and the restricted shares were accelerated per the plan.

        Beginning in the fourth quarter, a new performance plan was implemented for non-executive members of management and certain high-level individual contributors. Participants are eligible for a bonus based upon achievement of specified quarterly company and individual objectives. This plan paid for corporate and individual achievement for the fourth quarter.

        Throughout 2002, Mr. Gustafson transitioned from sales to marketing and his compensation remained tied directly to the attainment of annual and quarterly revenue objectives. He was paid under his compensation plan for performance in 2002. Beginning in 2003, he has transitioned to the revised executive incentive bonus plan with the other executives. Mr. McDonnell participates in an incentive compensation plan which is based upon the attainment of annual corporate financial objectives established by the Board of Directors. Upon attainment of these objectives, the plan provides for a payment equal to a percentage of annual salary. Mr. McDonnell received payment under the plan for the attainment of these objectives in 2002.

Change of Control Arrangements/Employment Agreements

        All of our executive officers have entered into severance agreements and key employee agreements with us. Our severance agreements grant our executive officers a payment, in a lump sum or according to our normal payroll timetable, equal to four times the average of their quarterly compensation over the preceding eight calendar quarters, payment for all accrued but unused vacation days, the provision of health benefits for a period of time and automatic acceleration of the vesting of all stock options held if we terminate their employment upon a change in control and provide that our executive officers will not engage in any activity that conflicts with their obligations to us, induce other employees to leave us, or compete with us for a period of one year after termination of their employment. Under the terms of the key employee agreement, all confidential, proprietary or other trade secret information and all other discoveries, inventions, processes, methods and improvements made by the employee are our property. In addition, pursuant to the agreement, employees may not compete with us for one year after termination of their employment.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Given the increasing difficulty in obtaining additional liability insurance for officers and in recognition of the need to protect certain officers from unwarranted personal liability, in October 2001 the Board of Directors authorized the Company to extend indemnification agreements to our CEO, President, CFO and certain of our other officers to provide specific contractual assurance that the indemnification protection promised by the by-laws will be available to such officers. In 2002, similar indemnification agreements were entered into with our directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have such liability insurance for our officers and directors.

        At the present time, there are several class action lawsuits involving certain of our current and former officers. We believe these lawsuits are without legal merit. Accordingly, the Board of Directors has authorized indemnification for such current and former officers.

Employee Benefit Plans

2001 Equity Incentive Plan

        Our Board of Directors and our stockholders approved and adopted our 1997 Stock Option Plan in October 1997, which was amended and restated in August 2001 as the 2001 Equity Incentive Plan by the Board of Directors and stockholders. This amendment of the plan increased the authorized number of Class B common stock shares issuable under the plan by 5 million shares (from 19 million to 24 million) and expanded the type of awards to include restricted stock and stock awards and other necessary changes. As of December 31, 2002, approximately 3,755,210 million shares of our Class B common stock were reserved for issuance under the 2001 Equity Incentive Plan. Under the terms of the 2001 Equity Incentive Plan, our Board of Directors may grant incentive stock options, non-qualified stock options, stock bonuses and rights to acquire restricted stock to our employees and non-qualified stock options to our directors, provided that certain eligibility requirements are satisfied. Our Board of Directors administers the 2001 Equity Incentive Plan, but has delegated to the Compensation Committee the authority to administer the plan. A summary of the terms related to options are as follows:

  •
  the duration of the option, which may not exceed 10 years;

  •
  whether an option will be an incentive stock option or a non-qualified stock option;

  •
  the number of shares of Class B common stock covered by the option; and

  •
  when the option becomes exercisable.

        The exercise price per share of Class B common stock for:

  •
  non-qualified options must be no less than 85% of the fair market value per share of the Class B common stock subject to the option;

  •
  incentive stock options must be no less than the fair market value of the Class B common stock subject to the option; and

  •
  incentive stock options granted to an employee owning more than 10% of the total combined voting power of all classes of our capital stock, or of any related company, must not be less than 110% of the fair market value per share of the Class B common stock.

        Initially, each incentive stock option granted is exercisable over a period determined by the Compensation Committee in its discretion, not to exceed ten years from the date of the grant as required by the Internal Revenue Code of 1986. In addition, the exercise period for an incentive stock option may not exceed five years from the date of the grant if the option is granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our capital stock. The Compensation Committee generally has the right to accelerate the exercisability of any options granted under the 2001 Equity Incentive Plan that would otherwise be unexercisable. In the event of certain changes in control, the acquiring or successor corporation may assume or grant substitute options for options then outstanding under the 2001 Equity Incentive Plan, or such options shall terminate.

        The 2001 Equity Incentive Plan expires on September 30, 2007, except as to options or awards outstanding on that date. Subject to the terms of the 2001 Equity Incentive Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2001 Equity Incentive Plan at any time.

        The Compensation Committee determines the purchase price of other stock awards. However, the Compensation Committee may award stock bonuses in consideration of past services without purchase payment. Shares that we sell or award under the 2001 Equity Incentive Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the Compensation Committee determines. The Compensation Committee, however, may accelerate the vesting of the restricted stock. In accordance with the terms of the 2001 Equity Incentive Plan, the Compensation Committee has delegated its duties with respect to equity grants for non-executive officers to a Compensation Subcommittee, which is chaired by Mr. McDonnell.

        As of December 31, 2002, options for the purchase of an aggregate of 11,654,040 shares of Class B common stock at a weighted average exercise price of $11.56 were outstanding under the 2001 Equity Incentive Plan. As of December 31, 2002, stock awards in the form of 169,917 shares of Class B common stock were reserved for issuance relating to our executive incentive plan.

Employee Stock Purchase Plan

        In 2002, our Board of Directors adopted and our stockholders approved the McDATA Employee Stock Purchase Plan, or the Purchase Plan. The Purchase Plan became effective as of August 1, 2002. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee, and the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan. The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by our stockholders of the Company is required to (i) increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions), (ii) decrease the minimum purchase price, (iii) withdraw the administration of the Purchase Plan from the Compensation Committee, or (iv) change the definition of employees eligible to participate in the Purchase Plan.

        Up to 1.2 million shares of our Class B common stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Class B common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. As of December 31, 2002 approximately 1.2 million shares of our Class B common stock remain available for issuance under the Purchase Plan.

        Any of our employees or, subject to approval by the Board of Directors, employees of any of our subsidiary corporations (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period. "Purchase Period" means a six-month period ending on the last day of February or August of each year (or another period determined by the Compensation Committee). No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Internal Revenue Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock. If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be refunded. The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

        An eligible employee who elects to participate in the Purchase Plan will deliver a signed election form which authorizes us to make payroll deductions of a specified whole percentage from 1% to 10% of the employee's gross cash compensation as defined in the Purchase Plan. A participant may elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of our Class B common stock. The purchase price of each share will be equal to 85% of the lesser of the fair market value (as determined under the provisions of the Purchase Plan) of a share of Class B common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Class B common stock that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares or to receive all or a portion of the entire amount in cash in accordance with the terms of the Purchase Plan.

        No more than $25,000 in fair market value (determined on the first day of the respective Purchase Periods) of shares of Class B common stock may be purchased by any participant for each calendar year under the Purchase Plan and all other employee stock purchase plans, if any, that we or any of our parent or subsidiary corporations may establish. If purchases by all participants would exceed the number of shares of Class B common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Class B common stock will be refunded to the participant in cash.

        Shares of Class B common stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with an agent, selected by us, maintaining individual sub accounts for each participant. Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. After meeting certain holding requirements, certificates for the number of shares of Class B common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative.

        All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Class B common stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all participants. Upon termination of the Purchase Plan, shares of Class B common stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Class B common stock will be refunded to the participants, as if the Purchase Plan were terminated at the end of a Purchase Period.

401(k) Plan

        The Company has adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 15% of their total annual compensation, not to exceed the specified statutory limit, which was $11,500 in calendar year 2002. The 401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $.50 on each dollar of an employee's contributions up to the first 6% of an employee's compensation with a total maximum matching contribution of 3% of an employee's compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are vested in matching contributions over a three-year period.

Profit Sharing

        Subject to approval by the Board of Directors or the Compensation Committee, we have historically awarded limited profit sharing to eligible employees based on Company performance. For 2001, the amount approved was 2.5% of annual base salary. For 2002, the amount approved was 7.5% of an employee's fourth quarter base earnings if the employee did not participate in any other incentive compensation plan of the Company.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Director Compensation

        With the exception of John F. McDonnell and John A. Kelley, Jr., all of our directors were compensated for their services as board or committee members in fiscal year 2002. Each director other than Mr. McDonnell and Mr. Kelley received in fiscal year 2002 an annual director's fee of $10,000, plus $1,000 for each board meeting attended and $1,000 for each committee meeting attended. Our practice has been to grant directors options to purchase 50,000 shares of our Class B common stock when they became directors and to grant them options to purchase an additional 20,000 shares of our Class B common stock each year thereafter vesting twenty-five percent each year. Effective in 2003, the annual option grant to Directors was raised to 30,000 shares of Class B common stock that vests fifty percent each year. In October 1997, before he became a director, Mr. McDonnell was granted an option to purchase 1,000,000 shares of our Class B common stock and has not been granted options since. Mr. Kelley was granted an option to purchase 250,000 shares of our Class B common stock upon his hire as President and Chief Operating Officer in late August 2001. In January 2002, August 2002 and January 2003, Mr. Kelley, our current Chief Executive Officer and President, was granted an option to purchase 50,000, 315,000 and 300,000 shares of our Class B common stock, respectively.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company's executive officers during fiscal year 2002. Actual compensation earned during fiscal year 2002 by the Named Executive Officers is shown in the Summary Compensation Table.

Compensation Philosophy

        The Company operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee's objectives are to:

  •
  Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

  •
  Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

  •
  Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

Components of Executive Compensation

        The compensation program for the Company's executive officers consists of the following components:

  •
  Base Salary

  •
  Management Bonus Program

  •
  Long-Term Stock Option Incentives

Base Salary

        The Compensation Committee reviews salaries for the Chief Executive Officer and other executive officers at its first annual meeting of each year. Base salaries are established by the Compensation Committee based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. No specific formula is applied to determine the weight of each factor. The Compensation Committee bases its determination of Mr. McDonnell's and Mr. Kelley's salary on both their individual performances and the salaries paid to chief executive officers of peer companies. Based upon a review of competitive compensation data in early 2002, the Compensation Committee determined to increase Mr. McDonnell's salary to $400,000 for 2002. At Mr. McDonnell's request to be firmly aligned with stockholders, he recommended, and the Compensation Committee agreed, that his base salary would be paid only upon meeting certain 2002 financial and operational milestones (which are the same company milestones for the other executive officers under the Management Bonus Program). Mr. McDonnell may take recoverable draws against his anticipated salary if needed. Upon assumption of the role of Non-Executive Chairman of the Board of Directors in August 2002, Mr. McDonnell's salary was reduced, at his request, to $100,000. At the same time, upon assumption of the role of Chief Executive Officer, Mr. Kelley's salary was increased to $400,000.

Management Bonus Program

        McDATA is a pay-for-performance company. Our philosophy and incentive plans are designed to reward plan participants for performance. During the first half of 2002, all of our executive officers and many of our other senior employees were eligible for a bonus based upon achievement of specified annual or quarterly corporate and individual objectives. The target bonus was calculated as a percentage of base compensation and ranged from 10% to 40% for non-executive officers and from 25% to 100% for executive officers. This plan remained in place for the first and second quarters of 2002, during which time the financial objectives of the company were not met, and, therefore, no payments were made under this plan to our executive officers. Certain other eligible members of management received a bonus payment based upon individual objectives achieved during the first quarter. The plan was terminated as of April 1, 2002, and replaced with new plans beginning in the third and fourth quarter of 2002.

        Beginning in the third quarter of 2002, a revised executive incentive bonus plan was implemented in lieu of the earlier plan. The revised plan uses restricted stock with accelerated vesting opportunities to reward participants for the collective achievement of strategic corporate revenue and EPS goals on a quarterly basis. The plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. Currently the cash bonus component of the plan is calculated as a percentage of base compensation and can range from 7.5% to 18.75% of quarterly base salary if corporate objectives are achieved, and from 30% to 75% if more progressive objectives are met. Corporate performance objectives were not met for the third quarter and the plan did not pay. The plan did pay for corporate performance in the fourth quarter and the restricted shares were accelerated per the plan.

        Beginning in the fourth quarter, a new performance plan was implemented for non-executive members of management and certain high-level individual contributors. Participants are eligible for a bonus based upon achievement of specified quarterly company and individual objectives. This plan paid for corporate and individual achievement for the fourth quarter.

        Throughout 2002, Mr. Gustafson transitioned from sales to marketing and his compensation remained tied directly to the attainment of annual and quarterly revenue objectives. He was paid under his compensation plan for performance in 2002. Beginning in 2003, he has transitioned to the revised executive incentive bonus plan with the other executives. Mr. McDonnell participates in an incentive compensation plan which is based upon the attainment of annual corporate financial objectives established by the Board of Directors. Upon attainment of these objectives, the plan provides for a payment equal to a percentage of annual salary. Mr. McDonnell received payment under the plan for the attainment of these objectives in 2002.

Long-Term Stock Option Incentives

        The Compensation Committee provides the Company's executive officers with long-term incentive compensation through grants of options to purchase the Company's Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of the Company's stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in employ of the Company. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of the Company's long-term strategic performance goals. In 2002, the Compensation Committee granted new hire options to executive officers joining the Company. Mr. Andreoli and Ms. Becker received 360,000 and 150,000 new hire options to purchase Class B common stock, respectively, that vests one quarter each year. In 2002, the Compensation Committee approved of (i) an additional option grant for eligible executives as part of the annual compensation review, (ii) a broad-based option grant program for eligible employees and directors, (iii) a retention option grant program for high performing employees and directors, and (iv) restricted stock grants to eligible executives and certain other senior employees participating in the Executive Performance Incentive Bonus plan. As part of the option program described in (i) above, Mr. Gustafson, Mr. Kuenzel, Mr. Carothers, Mr. Finley, Mr. McGimpsey, Mr. Wenninger, and Ms. Niparko, were granted 50,000, 75,000, 25,000, 25,000, 20,000, 25,000, and 25,000 options to purchase Class B common stock, respectively. In August 2002, as part of his annual compensation review and promotion to Chief Executive Officer, Mr. Kelley was granted 315,000 options to purchase Class B common stock. As part of the restricted stock program described in (iv) above, Mr. Kelley, Mr. Sampias, Mr. Kuenzel, Mr. Finley, Ms. Niparko, Mr. McGimpsey, and Mr. Wenninger were granted 39,400, 16,600, 12,000, 9,000, 10,500, 10,500, and 10,600 restricted shares of Class B common stock, respectively. In fiscal 2002, no options were granted to Mr. McDonnell because the Compensation Committee believed that his current option status was competitive based on market data.

Section 162(m)

        The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

Respectfully submitted by:
The Compensation Committee Thomas M. Uhlman, Chairman Betsy S. Atkins Laurence G. Walker

PERFORMANCE GRAPHS

        Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class A Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Communications Equipment Index for the period commencing February 5, 2001 and ending on May 30, 2003. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARING CUMULATIVE TOTAL RETURN
AMONG MCDATA CORPORATION CLASS A,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON FEB. 5, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MAY 30, 2003

Company/Index	02/05/01	03/31/01	06/30/01	09/30/01	12/31/01	03/31/02
McDATA Corporation (Class A)	$100.00	$40.81	$37.95	$18.14	$52.97	$25.66
SIC Code 3669	$100.00	$46.89	$41.13	$18.47	$29.54	$23.32
NASDAQ	$100.00	$67.24	$78.80	$54.72	$71.33	$67.61
Company/Index	06/30/02	09/30/02	12/31/02	03/31/03	05/30/03
McDATA Corporation (Class A)	$19.05	$11.74	$15.35	$18.57	$29.08
SIC Code 3669	$13.46	$5.92	$7.64	$10.43	$13.94
NASDAQ	$54.23	$43.49	$49.67	$49.93	$59.47

(1)
The graph assumes that $100 was invested on February 5, 2001 in the Company's Class A common stock, in the NASDAQ Market Index, and the SIC Code Communications Equipment Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Class A common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Communications Equipment Index for the period commencing August 9, 2000 and ending on May 30, 2003. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARING CUMULATIVE TOTAL RETURN
AMONG MCDATA CORPORATION CLASS B,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON AUG. 9, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING May 30, 2003

Company/Index	08/09/00	09/30/00	12/31/00	03/31/01	06/30/01	09/30/01	12/31/01
McDATA Corporation (Class B)	$100.00	$143.63	$63.99	$26.50	$25.53	$9.57	$29.35
SIC Code 3669	$100.00	$86.41	$72.33	$35.07	$30.76	$13.81	$22.09
NASDAQ	$100.00	$97.44	$65.48	$49.37	$57.86	$40.18	$52.37
Company/Index	03/28/02	06/30/02	09/30/02	12/31/02	03/31/03	05/30/03
McDATA Corporation (Class B)	$14.14	$10.40	$6.42	$8.22	$10.17	$15.73
SIC Code 3669	$17.44	$10.07	$4.43	$5.71	$7.80	$10.43
NASDAQ	$49.64	$39.81	$31.93	$36.47	$36.66	$43.66

(1)
The graph assumes that $100 was invested on August 9, 2000 in the Company's Class B common stock, in the NASDAQ Market Index, and the SIC Code Computer Peripheral Equipment Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graphs" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

        At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP ("PWC"), Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for the fiscal year ended January 31, 2004. The affirmative vote of a majority of the total number of votes present in person or by proxy and entitled to be cast is required to approve and ratify the appointment of PWC as independent auditors to audit the financial statements of McDATA for the fiscal year ending January 31, 2004.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PWC for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2001 and December 31, 2002.

	2001	2002
Audit fees:(1)	$360,000	$423,328
Audit related fees:(2)	131,965	12,155
Tax fees:(3)	33,654	73,086
All other fees:(4)	91,000	47,384

Total	$616,619	$555,953

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)
Audit-related fees consisted principally of the review in 2001 of the Company's lease for its Engineering Building located in Broomfield, Colorado and the review in 2002 of certain revenue contracts and our RMA (return materials authorization) reconciliation project.

(3)
Tax fees consisted principally of assistance with tax planning, compliance and reporting.

(4)
All other fees consisted principally in 2001 of project management assistance and in 2002 of our convertible debt offering.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has approved of all permissible non-audit services consistent with SEC requirements.

        Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

        1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

        2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

        3.     Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

        4.     Other Fees are those associated with services not captured in the other categories.

        Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

        It is understood that even if the selection of PricewaterhouseCoopers LLP as independent auditors is ratified, the Board of Directors and the Audit Committee, at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors and Audit Committee believe that such change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the corporation's independent auditors for the fiscal year ended January 31, 2003, the Board of Directors will consider the matter at its next meeting.

The Board of Directors recommends a vote "FOR" Proposal 2.

APPROVAL OF AMENDMENTS TO 2001 McDATA EQUITY INCENTIVE PLAN
(PROPOSAL 3)

        On May 22, 2003, the Board of Directors approved an amendment to certain provisions of the 2001 McDATA Equity Incentive Plan (the "2001 Plan") and recommended stockholder approval of such amendments. The amendments to the 2001 Plan would (a) increase the authorized number of Class B common stock shares issuable under the plan by 6 million (from 24 million to 30 million), (b) extend the termination date of the 2001 Plan from September 30, 2007 to September 30, 2010 and (c) increase the maximum option term for nonstatutory stock options to 10 years and 1 month to avoid adverse tax issues in foreign countries. As of June 1, 2003, we had an aggregate of 114,608,452 outstanding shares consisting of 81,000,000 outstanding shares of Class A common stock and 33,608,452 outstanding shares of Class B common stock. On February 7, 2003, we sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010. The notes are convertible into approximately 16.1 million shares of Class A common stock at any time prior to February 15, 2010. If the holders of the notes fully convert into Class A common stock, we would have approximately 130.7 million outstanding shares using June 1, 2003 share amounts.

        The proposed amendments to the 2001 Plan will allow us to continue offering equity incentives to attract, retain and motivate highly qualified individuals essential to the long-term growth and success of the Company. Such equity awards encourage employee loyalty to McDATA and align employee interests directly with the interests of our stockholders. As of June 1, 2003, we had approximately 950 employees worldwide, each of whom will be eligible to receive awards under the 2001 Plan. To support our long-term growth, we anticipate that we will continue to increase our work force. We will also be able to grant equity awards under the 2001 Plan to directors and consultants as we determine appropriate. Accordingly, a portion of the increased number of shares authorized under the 2001 Plan may be used to grant equity awards to current and future directors pursuant to the terms of the 2001 Plan. We believe that the amendment of the 2001 Plan will help us accomplish our recruitment and retention goals and will help keep our stock-based incentive compensation competitive with that offered by other companies in the information technology industry.

        As of June 1, 2003, there were an aggregate of 13,307,072 shares of Class B common stock issuable pursuant to outstanding vested and unvested stock options and awards granted under the 2001 Plan. We anticipate that 1.8 million shares of Class B common stock shares remain available under the 2001 Plan. We propose an increase of 6 million Class B common stock shares (for a total of 7.8 million Class B common stock shares) which we anticipate should be sufficient to cover projected grants THROUGH APPROXIMATELY THE END OF 2005. The full text of the 2001 Plan as amended appears as Appendix A to this Proxy Statement.

        The affirmative vote of a majority of the total number of votes present in person or by proxy on the proposal is required to approve the above-mentioned amendments to the 2001 Plan. The closing price of a share of Class B common stock on the NASDAQ National Market on July 1, 2003 was $14.10. The proceeds received by us upon exercise of the options by participants in the 2001 Plan will be used for general corporate purposes. Under the terms of the 2001 Plan, awards are made at the discretion of the Compensation Committee composed solely of independent directors. The type and amount of any awards to be granted under the 2001 Plan to the Company's directors and executive officers is not determinable at this time.

Summary of the 2001 Plan

  Increase in Plan Size

        A total of 24 million shares of Class B common stock were available for issuance under the 2001 Plan. Upon stockholder approval of the proposed amendments, that total will be increased to 30 million.

Administration

        The Board of Directors has delegated to the Compensation Committee the authority to administer the 2001 Plan. The Compensation Committee is comprised solely of independent Directors. The Compensation Committee has the general authority to construe, interpret and amend the 2001 Plan as well as to determine:

  •
  the grant recipients,

  •
  the grant dates,

  •
  the number of shares subject to the award,

  •
  the exercisability and vesting of the award,

  •
  the exercise price,

  •
  the type of consideration, and

  •
  the other terms of the award.

        The Board of Directors may not amend the 2001 Plan if such amendment would impair the rights and obligations under any stock award granted before the amendment was effective unless consent is obtained from the person to whom such stock award was granted, or as necessary to comply with any laws or governmental regulations or except as necessary under the 2001 Plan to comply with the requirements of Section 422 of the Internal Revenue Code. The Board of Directors may not amend the 2001 Plan if such amendment would require the approval of the stockholders under Section 422 of the Internal Revenue Code, the Exchange Act of 1934 or any Nasdaq or applicable exchange listing requirements; except for amendments relating to adjustments upon changes in common stock, minor amendments to benefit the administration of the 2001 Plan, amendments which take account of favorable legislation or maintain favorable tax, exchange control or regulatory treatment for the 2001 Plan and its participants. Subject to the discussion above, the Board of Directors may amend the 2001 Plan.

Share Reserve

        If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires (generally 10 years) or otherwise terminates, the shares that are not purchased will again become available for issuance under the 2001 Plan. In addition, should the Company purchase shares on the open market, such treasury shares may be available for issuance under the 2001 Plan.

Eligibility

        The Compensation Committee may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The Compensation Committee also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates. A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time. An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met—two years between grant date and sale date and one year between exercise date and sale date—all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates. A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date. A restricted stock purchase award is our offer to sell our shares at a price either at or near the then fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered.

        Under certain conditions the Compensation Committee may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

Grants to Executive Officers

        Any benefits to be granted under the 2001 Plan to the chief executive officer, John A. Kelley, Jr., and the four highest compensated officers in calendar year 2003, and any other executive officers of McDATA, will be determined by the Compensation Committee and are not determinable at this time.

Limits on Option Grants

        There are limits on the number of shares that the Compensation Committee may grant under an option. Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. In order to qualify option grants made under the 2001 Plan for an exception to such $1 million limit, the 2001 Plan provides that no more than 2 million shares may be granted to a participant in any calendar year. In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the 2001 Plan as well as under any other stock plans maintained by us or our affiliates. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

Option Terms

        The Compensation Committee may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value.

        The maximum option term is currently 10 years. Upon stockholder approval of the proposed amendments, the maximum stock option term for nonstatutory options would be 10 years and 1 month. The maximum option term for incentive stock options will continue to be 10 years. Subject to this limitation, the Compensation Committee may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder's service to our affiliates and to us terminates (unless the option agreement provides otherwise). If this termination is due to the option holder's disability, the exercise period generally is extended to 12 months. If this termination is due to the option holder's death or if the option holder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the option holder's death.

        The Compensation Committee may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the option holder may designate a beneficiary to exercise either type of option following the option holder's death. If the option holder does not designate a beneficiary, the option holder's option rights will pass by his or her will or by the laws of descent and distribution.

Terms of Other Stock Awards

        The Compensation Committee determines the purchase price of other stock awards. However, the Compensation Committee may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the 2001 Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the Compensation Committee determines. The Compensation Committee, however, may accelerate the vesting of the restricted stock.

Limits on the Issuance of Restricted Stock and Stock Bonuses

        The number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed 10% (or 2.4 million) of all shares in the 2001 Plan. As of June 1, 2003, 1.8 million shares of restricted stock and stock bonuses were still issuable under the 2001 Plan. Upon stockholder approval of the proposed amendments, the number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed 10% (or 3 million) of all shares in the 2001 Plan.

Other Provisions

        Corporate transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the 2001 Plan and to outstanding awards. In that event, the Board of Directors will appropriately adjust the 2001 Plan as to the class and the maximum number of shares subject to the 2001 Plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

        We treat outstanding stock awards differently in the following situations:

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  a dissolution, liquidation or sale of substantially all of our assets;

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  a merger or consolidation in which the stockholders immediately prior to such transaction own less than 50% of the voting power of the surviving entity following the transaction; or

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  any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

        In these situations, the surviving entity will either assume or replace all outstanding awards under the 2001 Plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

Plan Termination

        Currently, the 2001 Plan would terminate on September 30, 2007 unless the Board of Directors terminates it sooner. Upon stockholder approval of the proposed amendments, the 2001 Plan would terminate on September, 30, 2010.

Federal Income Tax Consequences

        In general, neither the grant nor the exercise of an incentive stock option granted under the 2001 Plan will result in taxable income to the option holder or a deduction to McDATA. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years from the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss to the option holder.

        If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of the Class B common stock on the date of exercise and the option price. In the case of a disqualifying disposition, which is a sale in which a loss (if sustained) would be recognized, and then the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

        Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

        Options granted under the 2001 Plan which are not incentive stock options are "nonstatutory options." No income results upon the grant of a nonstatutory option. When an option holder exercises a nonstatutory option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Class B common stock over the option price. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

        This summary is not a complete description of the U.S. Federal income tax aspects of options granted under the 2001 Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2001 Plan, as well as foreign, state and local tax consequences. Subject to the restrictions of the 2001 Plan, the Compensation Committee may structure awards for foreign employees to avoid adverse tax consequences for such employees.

        For a discussion of all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders as of December 31, 2002, please refer to page 8 of this Proxy Statement.

The Board of Directors recommends a vote "FOR" Proposal 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our management has primary responsibility for preparing financial statements and the financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.

        In this context, the Audit Committee hereby reports as follows:

        1.     The Audit Committee has reviewed and discussed the audited financial statements with management.

        2.     The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

        3.     The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

        4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC.

        Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Michael J. Sophie has been designated as the "financial expert" of the Audit Committee in accordance with the requirement of the Sarbanes-Oxley Act.

        The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Respectfully submitted by:
The Audit Committee Charles C. Johnston, Chairman Michael J. Sophie D. Van Skilling

        The information contained above under the caption "Report of the Audit Committee of the Board of Directors" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

OTHER INFORMATION

Expenses of Solicitation

        We will bear the costs of soliciting proxies from our stockholders. We have retained D.F. King & Co., Inc. at an estimated fee of $7,000 plus associated costs and expenses, to assist us in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

        A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021. Such list will also be available for examination at the annual meeting.

Stockholder Proposals

        Proposals intended for inclusion in next year's Proxy Statement should be sent to our Secretary at 380 Interlocken Crescent, Broomfield, Colorado, 80021 and must be received by February 27, 2004.

Our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to our Secretary at least 60 (but not more than 90) days before the first anniversary of the 2003 annual meeting. We preliminarily plan to hold our annual meeting for 2004 on or about August 2004. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC's web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2003 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

Financial Statements Available

        Consolidated financial statements for McDATA and its subsidiaries are included in Appendices C and D to this Proxy Statement. Additional copies of these statements and the Annual Report on Form 10-K for the year ended December 31, 2002 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), may be obtained without charge from Investor Relations, 380 Interlocken Crescent, Broomfield, Colorado, 80021. The Annual Report on Form 10-K is also on file with the Securities and Exchange Commission, Washington, D.C. 20549, and NASDAQ.

Dated: July 3, 2003

APPENDIX A

2001 McDATA EQUITY INCENTIVE PLAN, AS AMENDED
Adopted October 1, 1997
Amended May 11, 2001 and May 22, 2003

1.     Purposes

        (a)   Amendment and Restatement of 1997 Stock Option Plan. The Plan initially was established as the 1997 Stock Option Plan adopted October 1, 1997 and amended on July 13, 2000 (the "Initial Plan"). The Initial Plan hereby is amended and restated in its entirety as the 2001 McDATA Equity Incentive Plan, effective as of the date of stockholder approval of this amendment and restatement. Terms of the Initial Plan shall remain in effect and apply to all Options granted pursuant to the Initial Plan.

        (b)   Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

        (c)   Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock. The Plan also provides for non-discretionary grants of Nonstatutory Stock Options to Non-Employee Directors of the Company.

        (d)   General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.     Definitions.

        (a)   "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Code" means the Internal Revenue Code of 1986, as amended.

        (d)   "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

        (e)   "Common Stock" means the Class B common stock of the Company.

        (f)    "Company" means McDATA Corporation, a Delaware corporation.

        (g)   "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

        (h)   "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or

Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

        (i)    "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

        (j)    "Director" means a member of the Board.

        (k)   "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

        (l)    "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (n)   "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

          (i)    If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii)   In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (o)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (p)   "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (q)   "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (r)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (s)   "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

        (t)    "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (u)   "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (v)   "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (w)  "Participant" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (x)   "Plan" means this McDATA Corporation 2001 Equity Incentive Plan.

        (y)   "Restricted Stock Purchase Agreement" means a written agreement between the Company and a holder of restricted stock evidencing the terms and conditions of an individual restricted stock grant. Each Restricted Stock Purchase Agreement shall be subject to the terms and conditions of the Plan.

        (z)   "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (aa) "Securities Act" means the Securities Act of 1933, as amended.

        (bb) "Stock Award" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

        (cc) "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (dd) "Stock Bonus Agreement" means a written agreement between the Company and a holder of a stock bonus evidencing the terms and conditions of an individual stock bonus grant. Each Stock Bonus Agreement shall be subject to the terms and conditions of the Plan.

        (ee) "Ten Percent Stockholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.     Administration

        (a)   Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

        (b)   Powers of Board. The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (i)    To determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

          (ii)   To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

          (iii)  To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or the Committee), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iv)  To amend the Plan or a Stock Award as provided in Section 12.

          (v)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates that are not in conflict with the provisions of the Plan.

        (c)   Delegation to Committee. In the discretion of the Board (or the Committee), a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board and Compensation Committee of the Company have created a Compensation Subcommittee consisting of the Chief Executive Officer to make grants of Stock Awards consistent with the provisions of this subsection.

4.     Shares Subject to the Plan

        (a)   Share Reserve. As of the effective date of this restatement and Section 4 (b) and subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate thirty million (30,000,000) shares of Common Stock.

        (b)   Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

        (c)   Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.     Eligibility

        (a)   Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

        (b)   Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair

Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c)   Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than four million eight hundred thousand (4,800,000) shares of Common Stock during any calendar year.

        (d)   Consultants.

          (i)    A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

          (ii)   Form S-8 generally is available to consultants and advisors only if (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or (for Rule 701 purposes only) majority-owned subsidiaries of the issuer's parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

6.     Option Provisions

        Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

        (a)   Term. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted. No Nonstatutory Stock Option shall be exercisable after the expiration of ten (10) years and one (1) month from the date it was granted.

        (b)   Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

        (c)   Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

        (d)   Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the

Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

        In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

        (e)   Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        (f)    Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement, as the Board or the Committee shall determine in its sole discretion, or, upon the approval of the Committee or its designee, transferred to the spouse, children, lineal ancestors and lineal descendants of the Option holder (or to a trust created solely for the benefit of the Option holder and the foregoing persons) or to an organization exempt from taxation pursuant to Section 501(c)(3) of the Code or to which tax deductible charitable contributions may be made under Section 170 of the Code (excluding such organizations classified as private foundations under applicable regulations and rulings). If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        (g)   Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

        (h)   Termination of Continuous Service. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement or as determined by the Board or the Committee), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        (i)    Extension of Termination Date. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

        (j)    Disability of Optionholder. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        (k)   Death of Optionholder. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        (l)    Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

7.     Provisions of Stock Awards other than Options

        (a)   Stock Bonus Awards. Each Stock Bonus Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of Stock Bonus Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Agreements need not be identical, but each Stock Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

          (ii)   Vesting. Shares of Common Stock awarded under the Stock Bonus Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iii) Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Agreement.

          (iv)  Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Agreement remains subject to the terms of the Stock Bonus Agreement.

        (b)   Restricted Stock Awards. Each Restricted Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of the Restricted Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Purchase Agreements need not be identical, but each Restricted Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Purchase Price. The purchase price under each Restricted Stock Purchase Agreement shall be such amount as the Board shall determine and designate in such Restricted Stock Purchase Agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

          (ii)   Consideration. The purchase price of Common Stock acquired pursuant to the Restricted Stock Purchase Agreement shall be paid either: (1) in cash at the time of purchase; (2) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (3) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

          (iii) Vesting. Shares of Common Stock acquired under the Restricted Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iv)  Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Purchase Agreement.

          (v)   Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Purchase Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Purchase Agreement remains subject to the terms of the Restricted Stock Purchase Agreement.

        (c)   Limit on Issuance of Restricted Stock and Stock Bonus Awards.The number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed ten percent (10%) of all shares issuable under the 2001 Plan (or 3 million shares).

8.     Covenants of the Company

        (a)   Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

        (b)   Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant

Stock Awards and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.     Use of Proceeds from Stock

        Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.   Miscellaneous

        (a)   Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

        (b)   Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

        (c)   No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (d)   Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

        (e)   Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (f)    Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of Common Stock under the Stock Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

        (g)   Stock Awards. Stock Awards may be issued for all lawful purposes, including but not limited to retention, recruitment and compensation purposes. Further, the Board or Committee may, in its discretion, establish (or modify) its annual Stock Awards grant program for Participants (including Non-Employee Directors).

11.   Adjustments upon Changes in Stock.

        (a)   Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

        (b)   Change in Control. In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (i) any surviving or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(b) for those outstanding under the Plan, or (ii) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, (a) with respect to stock awards held by persons then performing services as employees, consultants, or directors, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event.

12.   Amendment of the Plan and Stock Awards

        (a)   Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company and its Affiliates, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 and any Nasdaq or applicable securities exchange listing requirements.

        (b)   Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        (c)   Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        (d)   No Impairment of Rights. Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Stock Awards were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Stock Awards granted under the Plan comply with the requirements of Section 422 of the Code.

13.   Termination or Suspension of the Plan

        (a)   Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on September 30, 2010. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)   No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.   Effective Date of Plan

        The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.   Choice of Law

        The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

APPENDIX B

BRIEF DESCRIPTION OF BUSINESS

Overview

        McDATA Corporation is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. McDATA's core-to-edge enterprise solutions consist of hardware products, software products and professional services. McDATA's Storage Area Networking, or SAN, solutions improve the reliability and availability of data, simplify the management of SANs and reduce the total cost of ownership. As companies continue to migrate from server-centric to storage-centric environments, they will require SAN solutions and a comprehensive family of products that span their enterprise from the core of their data center to the very edge of their SAN fabric.

        We combine experience in designing, developing and manufacturing high performance SAN solutions with a knowledge of business critical applications, service and support to solve complex business problems facing an enterprise's data infrastructure. Our solutions include hardware and software products, methodologies and education that enable businesses to scale their operations globally through a comprehensive, manageable, flexible data infrastructure that is optimized for rapid deployment and responsiveness to customer needs. We believe that our ability to provide interoperable hardware, software and services has allowed us to be the first company to offer true core-to-edge enterprise SAN solutions to our customers.

        We sell our products through industry-leading OEMs and resellers, including EMC, IBM, Hitachi Data Systems, Hewlett-Packard Co., or HPQ, and Dell, as well as distributors and systems integrators around the globe. Our goal is to build on our leadership position in providing director class devices to become the leading provider of a full range of switching, software and professional services solutions for the entire business enterprise.

Our Products

        We design, develop, manufacture and sell directors, switches and software that enable enterprise-wide, high performance SANs. We are a technology and market leader for SAN backbone director class devices. We also offer a comprehensive suite of core-to-edge SAN switching products that leverage the core technology advantages of our hardware and software design architecture to address the connectivity needs of business enterprises. Our products are as follows:

        Intrepid™ 6000 Series Directors.    Our Intrepid™ 6000 Series Directors provides high performance switching for mass storage clusters and client-server environments. The Intrepid™ 6140 Director is a 140-port Fibre Channel Director that offers high-performance connectivity and high availability. Likewise, our Intrepid™ 6064 Director is a 64-port Fibre Channel Director that offers high-performance connectivity and high availability.

        Sphereon™ 4500 Fabric Switch.    Our Sphereon™ 4500 Fabric Switch offers up to 24-ports and delivers "connectivity on demand" through McDATA's FlexPort Technology. Flexport Technology allows small and medium-size companies to build scalable, reliable and easy to manage storage networks starting at 8 ports and then growing, in 8 port increments, to 16 ports and 24 ports in a "pay as you grow" cost effective manner.

        Sphereon™ 3232 Fabric Switch.    Our Sphereon™ 3232 Fabric Switch is offered in a 16-port Flexport version and a 32-port Flexport version. Our Sphereon™ 3232 Fabric Switch provides versatility for building either a medium-sized SAN or aggregating department networks into an enterprise-wide SAN.

        Software Products.    Through our EpochSA, we offer end-to-end total open SAN management through a layered software approach. Our SANavigator® software provides complete SAN monitoring, management, visualization and control of multi-vendor fabric environments. Our Enterprise Fabric Connectivity Manager, or EFCM, software systematically simplifies the setup and configuration of a SAN with our directors and switches and provides fabric level SAN management and administration. Our Product Manager, or PM, Software provides device level management and administration of our directors and switches. Our E/OS software is embedded in our directors and switches and provides a myriad of advanced services to upper layers of software applications, including HotCAT™. Our FICON Management Server software is available with our Intrepid™ 6000 Series Directors to provide mainframe customers with automated control of FICON storage networks in a single user interface. Finally, for our Sphereon™ 4500 and Sphereon™ 3232 Fabric Switches, we offer web-based management software known as SANPilot™.

        Fabricenter® Cabinet.    Our Fabricenter® Cabinet supports internal cable management for 512 Fibre Channel cables and provides 36u of vertical space while occupying only one tile width (24") of valuable floor space.

        OpenReady™ Solutions.    Our OpenReady™ solutions (formerly known as FabricReady™) are comprised of our director and switch SAN networking devices (and partner products) and form comprehensive enterprise storage connectivity solutions. These OpenReady offerings are preconfigured and qualified with hardware, software and services necessary to provide interoperable SAN solutions.

        FICON Bridge.    We designed and manufacture the FICON feature card within IBM's 9032 Model 5 Director that functions as a bridge between FICON and ESCON protocols. FICON is designed to provide Fibre Channel connectivity to mainframe storage devices.

Corporate Information

        McDATA Corporation was reorganized and incorporated in the state of Delaware in October of 1997. During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of Class B common stock. After completion of the offering and prior to February 7, 2001, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC's shareholders of record as of January 24, 2001. Our Class A common stock is traded on the Nasdaq National Market under the symbol "MCDTA", and our Class B common stock is traded on the Nasdaq National Market under the symbol "MCDT". Our headquarters are located at 380 Interlocken Crescent, Broomfield, Colorado 80021, and our telephone number at that location is (303) 460-9200.

Market for Registrant's Common Equity and Related Stockholder Matters
(Reproduced from the Company's Form 10-K filed March 27, 2003)

        Our Class B common stock has been quoted on the Nasdaq National Market under the symbol "MCDT" since our initial public offering on August 9, 2000. Our Class A common stock has been quoted on the Nasdaq National Market under the symbol "MCDTA" since EMC's distribution of that stock on February 7, 2001. Prior to those respective times there was no public market for either class of stock.

        We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and we have not declared or paid any cash dividends on our capital stock since inception, and do not anticipate paying any cash dividends in the foreseeable future. At July 1, 2003, there were approximately 10,447 stockholders of record of our Class A common stock and approximately 297 stockholders of record of our Class B common stock.

        The following table sets forth the range of high and low closing prices per share of our Class A and Class B common stock reported on the Nasdaq National Market during 2003, 2002 and 2001:

	Class A				Class B
	High		Low		High	Low
Year Ended December 31, 2001
First Quarter	$37.06	*	$14.38	*	$69.25	$18.38
Second Quarter	33.56		14.94		39.80	18.13
Third Quarter	21.21		7.70		22.01	7.75
Fourth Quarter	29.71		7.86		29.90	7.98
Year Ended December 31, 2002
First Quarter	$32.45		$11.08		$33.11	$11.41
Second Quarter	12.99		5.88		13.26	6.11
Third Quarter	11.02		5.43		11.30	5.49
Fourth Quarter	8.99		4.40		8.92	4.35
Through July 1, 2003	$15.08		$6.99		$15.08	$7.02

*
Commencing February 8, 2001

APPENDIX C

SELECTED FINANCIAL DATA
(Reproduced from the Company's Form 10-K filed March 27, 2003)

Selected Financial Data

        You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this document. The consolidated income statements data set forth below with respect to the years ended December 31, 2002, 2001 and 2000, and the consolidated balance sheets data as of December 31, 2002 and 2001 are derived from our audited financial statements appearing in Item 15. The consolidated income statement data set forth below with respect to the years ended December 31, 1999 and 1998, and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 were derived from audited financial statements not included herein. Historical results are not necessarily indicative of the results of any future period.

	Years Ended December 31,
	2002	2001	2000	1999	1998
	(in thousands, except per share date)
Consolidated Income Statements Data:
Total revenue	$328,279	$344,406	$248,686	$95,263	$36,548
Total cost of revenue	178,114	215,751	119,543	50,280	13,105

Gross profit	150,165	128,655	129,143	44,983	23,443
Total operating expenses	172,312	156,578	85,724	45,913	32,008

Income (loss) from operations	(22,147)	(27,923)	43,419	(930)	(8,565)
Net income (loss)	$(9,987)	$(8,656)	$30,764	$(1,616)	$(5,118)

Basic net income (loss) per share	$(0.09)	$(0.08)	$0.31	$(0.02)	$(0.06)

Shares used in computing basic net income (loss) per share	113,185	111,475	99,989	91,638	91,000
Diluted net income (loss) per share	$(0.09)	$(0.08)	$0.28	$(0.02)	$(0.06)

Shares used in computing diluted net income (loss) per share	113,185	111,475	107,953	91,638	91,000
	December 31,
	2002	2001	2000	1999	1998
	(in thousands)
Consolidated Balance Sheets Data:
Total assets	$555,191	$513,953	$511,369	$48,424	$39,383
Working capital	283,627	277,471	404,359	15,813	14,028
Debt payable	—	—	—	1,900	1,900
Long-term portion of capital lease obligations	1,540	789	1,624	1,175	1,262
Total stockholders' equity	474,505	469,791	453,813	29,624	25,999

Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion and analysis in conjunction with "Risk Factors" and our consolidated financial statements and the related notes appearing elsewhere in this document.

Critical Accounting Policies and Estimates

General

        Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities as of the date of the financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of McDATA's Board of Directors. Actual results may differ materially from these estimates under different assumptions or conditions. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its consolidated financial statements.

Revenue Recognition

        We generally recognize revenue, in accordance with SAB 101, when persuasive evidence of an arrangement exists, products are delivered or services rendered, the sales price is fixed or determinable and collectibility is assured. With respect to revenue from product sales to our resellers and end-user customers, we recognize revenue when title and risk of loss transfer to the customer, generally at the time the product is delivered to the customer. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company's OEMs, distributors and resellers.

        Service revenues, which to date have not been material, include training, consulting and customer support. Revenue from training and consulting are recognized when the service has been performed and the customer has accepted the work. We recognize revenue from support or maintenance contracts, including post-contract customer support, or PCS, services, ratably over the contractual period.

        We recognize revenue from software products in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2 (SOP 97-2), as amended. Software revenue is allocated to the software license and PCS service elements using vendor specific objective evidence of fair value, or VSOE, and recognized appropriately as discussed above. VSOE of the fair value for an element is based upon the price charged when the element is sold separately.

        In transactions that include multiple products, services and/or software, we allocate the revenue to each element based on their relative fair values (or in the absence of fair value, the residual method) and recognize the revenue when the above recognition criteria have been met for each element.

Inventory Reserves

        We value our inventory at the lower of cost or net realizable values. We regularly review inventory on hand and record a provision for excess and obsolete inventory based upon assumptions about current and future demand for our products, the current market conditions, new product introductions, new technologies and the current life cycle of our products. Adverse changes in these factors and our assumptions could result in an increase in the amount of excess and obsolete inventory on hand and increase our cost of revenue.

        Additionally, we have certain purchase commitments with our contract manufacturers that are non-cancelable. We may be liable for materials that our third-party manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by the contract manufacturers. We evaluate these open purchase orders in light of our current inventory on hand, expected demand, market conditions and new product introductions. Based on this information, we record purchase obligations for inventory we believe is excess or obsolete and cannot be redirected to other uses by our contract manufacturers. Adverse changes in our and our contract manufacturers' calculations and assumptions concerning these purchase commitments may result in an increase to our vendor obligations and increase our cost of revenue.

        During the year ended December 31, 2002 and 2001, we recorded $9.5 and $25.1 million, respectively, of net write downs to our inventory related to a review of obsolescence, end-of-life and demonstration/evaluation inventories, on-going inventory commitments and a year-end physical inventory analysis. As a result of our outsource-focused manufacturing model, our net inventory balance at December 31, 2002 was $8.1, down from $24.8 million at December 31, 2001.

Valuation of Accounts Receivable

        We review accounts receivable to determine which are doubtful of collection. In addition, we also make estimates of potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, we consider specific accounts, analysis of our accounts receivable aging, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness. Historically, we have experienced a low level of write-offs and returns given our customer relationships, contract provisions and credit assessments. Changes in the credit worthiness of customers, general economic conditions and other factors may impact the level of future write-offs and product returns and increase our general and administrative expenses.

Warranty Provision

        We also provide for estimated expenses for warranty obligations as revenue is recognized. Our warranty accruals utilize management's estimates of potential future product warranty claims including the estimated numbers of failures by product and estimated costs to repair or replace failed product. We have not experienced material warranty claims, however material warranty claims, including the catastrophic or epidemic failure of any one of our products, would require revisions to the estimated warranty liability and could significantly increase our product costs, reduce revenue and cause significant customer relations problems.

Valuation of Deferred Taxes

        Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. We are required to estimate our income taxes in each jurisdiction where we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. At December 31, 2002, our deferred tax assets equaled $36.4 million. We are required to assess the likelihood that our net deferred tax assets will be recovered from future taxable income. We have considered estimated future taxable income and our ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance and concluded that no such allowance is required at December 31, 2002. In the event we were to determine that we would not be able to realize deferred tax assets in the future, we would have to record a valuation allowance that would significantly reduce net income in the period such a determination were made.

Valuation of Long-Lived Assets Including Goodwill and Purchased Intangible Assets

        We review property, plant and equipment and purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. This approach uses our estimates of future market growth, forecasted revenue and costs, expected periods the assets will be utilized and appropriate discount rates.

        We have performed and will perform an annual impairment test for goodwill in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142). This review is based on a comparison of the fair value of our assets including goodwill balances using discounted estimated cash flows to the net carrying value of our assets. The assumptions used to estimate fair value include our best estimate of future growth rates, capital expenditures, discount rates and market conditions over an estimate of the remaining operating period. We performed the 2002 impairment test and determined that no impairment loss should be recognized. Due to changing business conditions, future tests may result in a need to record a loss due to write down of the value of goodwill. At December 31, 2002, goodwill recorded in the consolidated balance sheet totaled $11.7 million.

        We currently operate our business as a single solutions business and do not maintain separate cash flows or operating margins. Future operating losses, deterioration of our business or segmentation of our operations in the future could also lead to impairment adjustments as such issues are identified.

Results of Operations

        The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

	Years Ended December 31,
	2002	2001	2000
Revenue	100.0%	100.0%	100.0%
Cost of revenue	54.2	62.6	48.1

Gross profit	45.8	37.4	51.9
Operating Expenses:
Research and development	18.1	14.3	15.2
Selling and marketing	22.9	20.5	13.6
General and administrative	9.0	5.9	3.0
Acquired in-process research & development and other acquisition related costs	—	2.7	—
Amortization of deferred compensation	2.5	2.1	2.6

Operating expenses	52.5	45.5	34.4
Income (loss) from operations	(6.7)	(8.1)	17.5
Interest and other income (expense), net	2.0	4.1	3.3

Income (loss) before income taxes	(4.7)	(4.0)	20.8
Income tax expense (benefit)	(1.7)	(1.5)	8.4

Net income (loss)	(3.0)%	(2.5)%	12.4%

Revenues

        Our revenue for the year ended December 31, 2002 was $328.3 million, a 5% decrease compared with revenue of $344.4 million for the year ended December 31, 2001. Our revenue in 2002 was negatively impacted by the unfavorable economic conditions and suppressed IT storage and infrastructure spending, in particular in the high-end director market and our transition from 1 Gb to 2 Gb products in the first half of 2002. This environment had a particularly negative effect on our product revenue, which declined to $284.1 million for the year ended December 31, 2002 from $300.3 million for the year ended December 31, 2001. In the last half of 2002, however, our new product introductions, including our 2 Gb directors and switches and our Sphereon™ 4500 switch, with Flexport capability, were widely received with higher than expected demand and revenue in the last half of 2002. We cannot predict when the IT spending environment will improve, if at all. There continues to be a level of uncertainty as to how the macro economic environment may influence IT spending in 2003. We are pleased, however, with the demand for our new products and expect the demand to continue into our fiscal 2003 year. Lastly, our sale of the HBA product line in early 2002 reduced our product revenue by approximately $12.8 million from 2001 levels.

        Revenue for the year ended December 31, 2001 represented a 39% increase over revenue of $248.7 million in 2000. Product revenue of $300.3 million for the year ended December 31, 2001 was a 35% increase over product revenue of $222.7 million in 2000. This revenue increase was generated from the increased demand in our storage products including our newly introduced 6000 Series Director and 3000 Series switch products.

        Software and service revenue increased 8% to $29.8 million in 2002 from $27.5 million in 2001 and $9.3 million in 2000. We continue to experience revenue growth from the sale of all our software products, in particular our SANavigator® software product that was acquired as part of the business acquisition completed in late September 2001. The 195% increase in software and service revenue for the year ended December 31, 2001 from the year ended December 31, 2000 included an approximate $4.9 million of software revenue that was deferred pursuant to a contract obligation that did not meet our revenue recognition criteria until 2001 when the deferred software revenue was recognized in full.

        Other revenues for the year, including service fees earned under an ESCON Service agreement with EMC, declined to $14.4 million in 2002 from $16.6 million in 2001 and $16.7 million in 2000. This revenue also reflects the growth in maintenance fees, which outpaced the decline in service fees related to the ESCON products. We anticipate that service revenue from EMC under the ESCON service agreement will continue to decrease in future years.

        A significant portion of our revenue is concentrated with two of our OEM customers. For the year ended December 31, 2002, approximately 53% of our total revenue, excluding the ESCON service fee, came from our former parent, EMC, compared to 66% in 2001 and 71% in 2000. In February 2001, EMC distributed its remaining shares of McDATA Class A common stock in a tax-free distribution to its shareholders. EMC no longer has any ownership in or voting power over McDATA and, therefore, is no longer considered a related party. Additionally, IBM contributed approximately 25% of our total revenue for the year ended December 31, 2002 compared to 17% in 2001 and 14% in 2000. We expect a majority of our revenues in the foreseeable future to be derived from these two customers. The level of sales to any single customer may vary and the loss of any one significant customer, or a decrease in the level of sales to any significant or group of significant customers, could harm our financial condition and results of operations.

        Domestic and international revenue was approximately 63%and 37% of our total revenue, respectively, for the year ended December 31, 2002. For the year ended December 31, 2001, domestic and international revenue was approximately 76% and 24% of our total revenue, respectively, and for the year ended December 31, 2000, domestic and international revenue was approximately 69% and 31%, respectively. Revenue is attributed to geographic areas based on the location of the customers to which our products are shipped including shipments to OEM customers who take possession of our products domestically and then distribute the products to their international customers.

Gross Profit

        Gross profit for the year ended December 31, 2002 was 46% compared to 37% in 2001 and 52% in 2000. The significant increase in our gross margin during 2002 was the result of higher margin sales realized on our 2002 product and software introductions as well as reduced inventory costs related to lower inventory write-downs of $9.4 million in 2002 compared to $21.0 million in 2001 when we discontinued certain products, and our increased focus in 2002 on our outsource-focused manufacturing model. Offsetting the impact of these activities was the sale of certain high-cost inventory manufactured in the last half of 2001 and increased capitalized software amortization expense. As expected, this high cost inventory was fully depleted by the end of the quarter ended June 30, 2002.

        The decrease in our gross margin percentage for the year ended December 31, 2001 from the year ended December 31, 2000 was primarily the result of increased manufacturing and component costs and inventory related charges. During 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. Specifically, we incurred increased costs related to some mechanical features of our low-end and mid-range switch products. Also, we incurred additional costs related to our die-cast chassis for these products. We continued to use this high cost inventory at the end of December 31, 2001. In addition, gross margins in 2001 were adversely affected by charges of approximately $21.0 million primarily related to excess and obsolete inventory held by both the company and our contract manufacturers.

Operating Expenses

        Research and Development Expenses.    Research and development expenses increased to $59.3 million for 2002, compared with $49.2 million and $37.8 million for the years ended December 31, 2001 and 2000, respectively. The approximate $10.2 million or 21% increase was primarily attributable to increases in staffing levels, non-recurring engineering charges, and depreciation related to engineering and test equipment. Offsetting these expenses were approximately $8.7 million of software development costs that have been capitalized and are amortized over the useful life of the underlying products as costs of revenue. Capitalized software costs were $481,000 and $0 for the years ended December 31, 2001 and 2000, respectively. Capitalized software development costs have increased with the acquisition of the SANavigator® software business and the development of our new director and switch products.

        Selling and Marketing Expenses.    Selling and marketing expenses increased to $75.2 million for 2002, compared with $70.5 million and $34.0 million for the years ended December 31, 2001 and 2000, respectively. Increases in sales and marketing expenses were primarily due to the expansion of our sales and marketing organizations, and increased salaries and commissions associated with increased revenues. In addition, as a result of our anticipated transition of our products to 2 Gb technology in the second quarter of 2002, we recorded a charge of $4.1 million in the fourth quarter of 2001 primarily related to the impairment of certain 1 Gb related equipment currently used for demonstration and evaluation purposes. We believe that continued investment in our sales and marketing functions is critical to the success of our business strategies.

        General and Administrative Expenses.    General and administrative expenses increased to $29.5 million for 2002 compared with $20.3 million for 2001 and $7.5 million for 2000. The increase for the year ended December 31, 2002 was due primarily to increased staffing levels, higher facilities costs associated with our new campus building, a $1.25 million charge related to the termination of our collateralized lease agreement and increased legal fees due to the patent infringement lawsuit.

        Acquired In-Process Research and Development and Other Acquisition-related Costs.    In connection with our acquisition of SANavigator® in September 2001, we incurred non-recurring acquisition costs and integration-related charges. Additionally, a portion of the SANavigator® purchase price was allocated to in-process research and development (IPR&D). This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge totaled $7.2 million for the year ended December 31, 2001. There were no corresponding charges for the years ended December 31, 2002 and 2000. The other acquisition-related charges recorded during the year ended December 31, 2001, related primarily to one-time consideration paid for the completion of ongoing employment arrangements with SANavigator® employees. There have been no acquisitions of IPR&D during the years ended December 31, 2002 and 2000.

        Amortization of Deferred Compensation.    We have recorded deferred compensation in connection with certain Class B stock options granted prior to our August 9, 2000 initial public offering and certain restricted Class B stock grants issued under our executive compensation plan. We are amortizing all deferred compensation on a straight-line basis over the vesting period of the applicable options and stock awards, resulting in amortization expense of $8.9 million, $8.7 million and $8.4 million in the years ended December 31, 2002, 2001 and 2000, respectively (of which approximately $601,000, $1,437,000, and $1,907,000, respectively, is included in costs of revenue).

        Interest and Other Income.    Interest income and other consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Interest income was $6.9 million, $14.5 million and $8.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in investment income during 2002 was primarily the result of a decrease in our investment balances and declining interest rates realized during 2002. The average rate of return on investments for the year ended December 31, 2002 was 2.2% compared to 3.9% and 5.9% for the years ended December 31, 2001 and 2000, respectively. Increases in interest income from 2001 were due primarily from the investment of the net proceeds from our initial public offering in August 2000. Interest income is expected to increase in future periods as a result of income earned on the proceeds from our February 2003 convertible debt offering. This increased income will be offset in future periods by increased interest expense related to the debt.

        Provision for Income Taxes.    Our effective tax rate for the year ended December 31, 2002 was 35.6%, compared with 37.0% and 40.4% for the years ended December 31, 2001 and 2000, respectively. Our effective tax rates have historically differed from the federal statutory rate for various reasons. The effective tax rate in 2001 decreased from 2000 primarily due to the favorable tax benefit of increased municipal interest income. We currently anticipate an effective tax rate of approximately 36% for our new fiscal year ending on January 31, 2004. Our ability to realize this tax rate requires that we generate the pretax income as planned, including maintaining the level of research and development spending. To the extent that our revenues and earnings differ from our expectations, or unfavorable changes in tax laws and regulations occur, our tax rate could change.

Liquidity and Capital Resources

        Cash and cash equivalents and available-for-sale investments were $303 million at December 31, 2002, a decrease of $8 million from $311 million at December 31, 2001. We generated approximately $30.5 million in net cash from operating activities, primarily from net income before non-cash charges including depreciation and amortization, deferred compensation, inventory-related charges and deferred income tax benefits. Also, included in cash from operations was $3.1 million of income tax benefits related to employee stock option transactions. At December 31, 2002, we had deferred tax assets of $36.4 million which we believe will be realizable through future profitable operations.

        Net cash used in investing activities was $27 million. During the year ended December 31, 2002, we completed and occupied our office and engineering building in which contributed to the approximate $72 million of purchases of property and equipment. Offsetting these capital purchases was $46 million of net maturities of our short- and long-term investments, including the approximately $41 million of restricted assets used for the campus building under the terminated collateralized lease agreement (see discussion below).

        Net cash from financings was near zero as proceeds of $2.4 million from the issuance of common stock related to employee participation in our employee stock plans substantially offset $2.7 million of repayments of our obligations under our capital leases.

        Our principal sources of liquidity at December 31, 2002 consisted of our cash and available-for-sale investments of $303 million, net accounts receivable of $73.9 million and our equipment financing arrangements, which totaled approximately $2.7 million. Borrowings under our equipment financing arrangements are secured by the related capital equipment and are payable through December 31, 2005. In addition, in February 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010, raising net proceeds of approximately $167.1 million. The notes are convertible into our Class A common stock at conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares). Upon a conversion, the Company may choose to deliver shares of our Class A common stock, or, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of Class A common stock.

Commitments

        We have contracted with the contract manufacturers for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreements require us to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At December 31, 2002, our commitment with the contract manufacturers for purchases over the next sixty days totaled $54 million. Additionally, the contract manufacturers had on hand materials purchased on behalf of McDATA valued at approximately $46 million. Finally, the contract manufacturers have outstanding purchase commitments outstanding related to materials that had also been ordered by our contract manufacturers on our behalf. We may be liable for materials that the contract manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses. At December 31, 2002, we had recorded obligations of approximately $10.0 million primarily related to materials purchased by SSCI for certain end-of-life and obsolete material used to manufacture our products. We do not expect the remaining commitments under these agreements to have a continued material adverse effect on our business, results of operations, financial position or cash flows.

        On February 9, 2001 (and amended on May 18, 2001, November 9, 2001 and January 24, 2002), we entered into an operating lease and associated agreements with Deutsche Bank for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and completed in July 2002, at which time lease payments were scheduled to commence. As part of the transaction, we guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost. We agreed to restrict up to $63 million of our investment securities as collateral for specified obligations under the lease. During the first quarter of 2002, we elected to terminate the lease under the provisions of the agreements. On May 9, 2002, we entered into a Termination Agreement with Deutsche Bank and recorded approximately $37 million in construction costs as property and equipment. Additionally, $41 million in restricted assets were used to pay down the balance of the lease obligation and construction costs. A loss of $1.25 million was recorded during the first quarter of 2002 to reflect the write-off of certain lease costs that could not be capitalized. As of June 30, 2002, construction of the new building was substantially complete and occupation of the building by our engineering departments began in July 2002.

        The following table summarizes our contractual obligations (including interest expense) and commitments as of December 31, 2002 (in thousands):

	Total	Less than 1 year	1-3 years
Non-cancelable operating leases	$14,730	$7,865	$6,865
Capital leases	3,360	1,755	1,605
Vendor reserves	10,000	10,000	—

        We believe our existing cash, short-term and long-term investment balances, and cash expected to be generated from future operations will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products.

Inflation

        We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

Recent Accounting Pronouncements

        In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS No. 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement is not currently anticipated to have a material impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of the obligation assumed under a guarantee. In addition, FIN 45 requires interim and annual disclosures about the guarantees that an entity has issued, including a rollforward of the entity's product warranty liabilities. The recognition and measurement provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. Management is currently evaluating the recognition and measurement effects of FIN 45, however, management does not expect that the adoption of FIN 45 will have a material effect on the Company's financial position, results of operations, or cash flows. The Company adopted the disclosure provisions of FIN 45 during the fourth quarter of fiscal 2002.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management is currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on its financial position and results of operations.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (SFAS 148). SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management does not expect the adoption of SFAS 148 to have a material effect on the Company's financial position, results of operations, or cash flows.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to market risk, primarily from changes in interest rates and credit risks.

Interest Rate Risk

        Our exposure to market risk due to changes in the general level of United States interest rates relates primarily to our cash and cash equivalents and our investment portfolio. Our investment portfolio is primarily maintained in four major financial institutions in the United States and consists primarily of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to ten years. All investments are denominated in U.S. dollars and are classified as "available for sale." These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change.

        We have performed a sensitivity analysis as of December 31, 2002, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The discount rates used were based on the market interest rates in effect at December 31, 2002. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in a decrease in the fair values of our investment instruments of approximately $320,000 assuming that such investment holdings remained constant through the year 2002 and an increase of investment income of approximately $594,000. A hypothetical 10% decrease in interest rates would result in an increase of the fair values of our investment instruments of approximately $325,000 and a decrease in investment income of approximately $601,000.

Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, short- and long-term investments, trade receivables and certain share option transactions. The Company places its temporary cash investments and short- and long-term investments in investment grade instruments and limits the amount of investment with any one financial institution. The Company evaluates the credit risk associated with each of its customers and has concluded that it does not have a material exposure to credit risk with its customers.

        In February 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010. In conjunction with the issuance of these convertible notes, we also entered into share option transactions on our Class A common stock with Bank of America, N.A. and /or certain of its affiliates. Subject to the movement in our Class A common stock price, we could be exposed to credit risk arising out of net settlement of these options in our favor. Based on our review of the possible net settlements and the credit strength of Bank of America, N.A. and its affiliates, we have concluded that we do not have a material exposure to credit risk as a result of these share option transactions.

Consolidated Financial Statements and Supplementary Data

        For a discussion of the information required by this item, you should refer to pages F-1 through F-26 in Item 15(a) of the Form 10-K.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

        We have nothing to report under this item.

Risk Factors

Risks Relating to Our Business

We incurred a substantial loss for the year ended December 31, 2001 and a loss for the year ended December 31, 2002 and may not obtain profitability in the future.

        We incurred a substantial loss for the year ended December 31, 2001 and a loss for the year ended December 31, 2002. Although recently we have had profitable quarters, we have not been able to sustain profitability from quarter to quarter and may not be profitable in the future. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We also anticipate expenses related to the implementation of an "outsourcing focused" manufacturing model during 2003. We cannot provide assurance that we will generate sufficient revenue to achieve or sustain profitability.

Our business is subject to risks from global operations.

        We conduct significant sales and customer support operations in countries outside of the United States and also depend on non-U.S. operations of our contract manufacturers and our distribution partners. We derived approximately 37% of our 2002 revenue from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to expand marketing and selling efforts internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

  •
  expenses associated with developing and customizing our products for foreign countries;

  •
  difficulties in staffing and managing international operations, including reliance on third parties to manage certain aspects of our foreign operations, including hub inventory locations;

  •
  multiple, conflicting and changing governmental laws and regulations;

  •
  tariffs, quotas and other import or export restrictions, trade protection measures and other regulatory requirements on computer peripheral equipment;

  •
  longer sales cycles for our products;

  •
  reduced or limited protections of intellectual property rights;

  •
  adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries;

  •
  compliance with international standards that differ from domestic standards; and

  •
  political, social and economic instability in a specific country or region.

        Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, substantially all of our international revenue or costs have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

Increased international political instability may decrease customer purchases, increase our costs and disrupt our business.

        Increased international political instability, as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. Additionally, this increased instability may, for example, negatively impact the capital markets and the reliability and cost of transportation and adversely affect our ability to obtain adequate insurance at reasonable rates or require us to incur costs for extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or increases, our business and results of operations could be harmed and we may not be able to obtain financing in the capital markets.

The prices and gross margins of our products may decline, which would reduce our revenues, gross margins and profitability.

        In response to changes in product mix, competitive pricing pressures, increased sales discounts, introductions of new products and product enhancements by our competitors, increase in manufacturing or labor costs or other factors, we may experience declines in both the prices and gross margins in some or all of our products. To maintain our gross margins we must maintain or increase current shipment volumes, develop and introduce new products and product enhancements and reduce the manufacturing cost of our products. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, and our revenue, operating results and gross margins may be below our expectations and those of investors and stock market analysts.

We may incur an expense relating to the impairment of our deferred tax assets.

        As of December 31, 2002, we have deferred tax assets of $36.4 million, which we believe will be realized more likely than not through future profitable operations. However, it is possible that if additional operating losses are incurred, or if we otherwise conclude that our deferred tax asset will not be realized through future operations, we may need to provide a valuation allowance to recognize the impairment of our deferred tax assets. To the extent we were to establish a valuation allowance, we would recognize an expense within the tax provision of our income statement, which could materially impact our financial position and results of operations.

We depend on two key distribution relationships for most of our revenue and the loss of either of them could significantly reduce our revenues.

        We depend on EMC and IBM for a significant portion of our total revenue. Sales and services to EMC, which is an original equipment manufacturer customer, represented approximately 54% of our revenue for the year ended December 31, 2002. In 2001, EMC agreed to resell products offered by one of our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. Sales to IBM represented approximately 25% of our total revenue for the year ended December 31, 2002. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM could significantly reduce our revenue.

The market for Fibre Channel switches and other products for SANs is highly competitive, new competitors have recently entered this market and we may not be able to successfully compete against existing or potential competitors.

        The market for our Fibre Channel switching products is highly competitive, and is likely to become even more so. Our primary competitor in the Fibre Channel switch market is Brocade. Other companies are also providing Fibre Channel switches and other products to the SAN market, including QLogic Corporation, or QLogic, and INRANGE. In the future, we may also compete with networking companies that may develop SAN products or companies in related or other industries for which future direct participation in the market for switching devices becomes strategic. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater financial and managerial resources than we have.

        In August 2002, Cisco announced that it would be entering the storage switch market with the introduction of a family of switches and directors. In January 2003, Cisco announced that it had entered into a non-exclusive agreement with IBM which would allow IBM to sell storage switches provided by Cisco in addition to the product lines provided by Brocade and us. IBM is our second largest customer, and the agreement between Cisco and IBM may significantly reduce our sales to IBM. Also in January 2003, Hewlett-Packard Co., or HPQ, announced that it would resell Cisco's new line of Fibre Channel switches. HPQ has substantial sales within the SAN infrastructure market, and the agreement between HPQ and Cisco could significantly reduce our future sales to HPQ. The introduction of Cisco's competing product line may delay purchase decisions by our customers. Furthermore, Cisco has greater access to enterprise customers and greater direct sales experience and capacity than we do. To be competitive with Cisco and others, we may have to substantially increase our direct sales, which we may not be able to do successfully and which, in any case, will increase expenses.

        In August 2000, EMC agreed not to develop or manufacture products that compete with our then-existing products for two years. Since August 2002, EMC has not been contractually restricted from competing with us in the development or manufacture of these products. In addition, EMC has recently agreed to resell certain products offered by two of our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

        Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance.

We currently have limited product offerings and must successfully introduce new products and product enhancements that respond to rapid technological changes and evolving industry standards.

        For the year ended December 31, 2002, we derived approximately 72% of our revenue from sales of our Director-class products. We expect that revenue from our Director-class products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of these products and their successor products is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEMs, reseller and systems integrator customers will affect the market acceptance of our products.

        In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. For instance, there are competing protocols for storage area network switches and related devices, such as SCSI over Internet (iSCSI), Fibre Channel over IP (FCIP), Internet Fibre Channel and InfiniBand, which may be more readily adopted or accepted by our customers. Risks inherent in transitions to new technology, industry standards and new protocols include the inability to expand production capacity to meet demand for new products, write-downs of our existing inventory due to obsolescence, the impact of customer demand for new products or products being replaced, and delays in the introduction or initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

        We are currently developing next generation products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with our transition of our products from 1 to 2 Gb transmission speed technology and higher port density, we have begun introducing products with new features and functionality. We face risks relating to this product transition, including risks relating to forecasting of demand for 2 Gb and higher port density products and related transition issues, as discussed in the previous paragraph, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. Finally, if we fail to timely introduce new products that are multi-protocol products to compete against new entrants in the SAN market, or if there is no demand for these or our current products, our business could be seriously harmed.

Our products must continue to support and be interoperable with other SAN products.

        SAN products are continuing to emerge and evolve. All components of the SAN must utilize the same standards in order to operate together. To remain competitive, we must continue to introduce new products and product enhancements that are compatible and interoperable with other SAN products, industry standards and new technology. If our products are not interoperable with SAN products we may have difficulty in selling our products and we may lose market share.

If we are unable to integrate the new members of our senior executive team, if we lose key personnel or if we are unable to hire additional qualified personnel, we may not be successful.

        Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our senior executive team. In the past we have experienced high turnover in our senior executive team. The majority of the current senior executive team was hired during the last eighteen months. Although our executive team consists of experienced members, many of them are new to our company and have only worked with each other for a short period of time. As a result they may not operate efficiently as part of an integrated management team.

        In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

        We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In recent years there has been great demand for such personnel by companies, some of which are larger and have greater resources to attract and retain highly qualified personnel. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

        We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we may not be aware that someone is using our rights without our authorization. In addition, the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

        We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. In particular we filed on February 14, 2002, a patent infringement lawsuit against Brocade in the United States District Court for the District of Colorado (Case No. 02-K-0303) alleging that Brocade's Advanced Performance Monitoring feature in its switch products infringed our U.S. Patent No. 6,233,236 "Method and apparatus for measuring traffic within a switch." On March 5, 2002, we filed for a preliminary injunction against Brocade to immediately stop infringing the patent after Brocade announced another product containing its Advanced Performance Monitoring feature.

        On April 8, 2002, Brocade filed an answer to the motion for preliminary injunction generally alleging that Brocade has not infringed and is not infringing the patent. Brocade alleged various counterclaims in its answer including a claim that the patent is invalid and unenforceable, and that we misappropriated trade secret information from Brocade under prior agreements and that a 1999 OEM agreement contained a covenant not to sue. The United States District Court for the District of Colorado on December 6, 2002 denied our motion for a preliminary injunction. We filed documents on December 23, 2002 with the American Arbitration Association to initiate an arbitration proceeding to resolve contract and patent issues relating to the 1999 OEM agreement with Brocade. On January 24, 2003, Brocade, in response to our initiating the arbitration proceeding, filed an answer and counterclaim with the American Arbitration Association that objected to the inclusion of our patent infringement claims in the arbitration, claims the patent is invalid and unenforceable and claims we misappropriated trade secret information from Brocade. Although we strongly believe that Brocade's counterclaims are factually incorrect and without any merit and we intend to vigorously pursue our patent infringement claims against Brocade, we cannot assure you we will prevail.

        These or other claims and any resulting litigation or arbitration could subject us to significant costs, liability for damages or could cause our proprietary rights to be invalidated or deemed unenforceable, which could allow third parties to use our rights without reservation. Litigation or arbitration, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention.

        Any potential intellectual property litigation filed against us could also force us to do one or more of the following:

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  stop using the challenged intellectual property or selling our products or services that incorporate it;

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  obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

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  redesign those products or services that are based on or incorporate the challenged intellectual property.

        If we are forced to take any of these actions, we may be unable to manufacture and sell our products, our customer relationships would be harmed and our revenue would be reduced.

        In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our Class A common stock to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, and we were unable to negotiate a settlement with IBM, our ability to produce the alleged infringing product could be affected, which could materially and adversely affect our business.

We have experienced increased inventory costs and delays and have incurred inventory-related write-downs.

        We completed an operations review during fiscal year 2001, including an analysis of inventory transferred from our discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments and a year-end physical inventory analysis. Based on this review, we recorded an inventory related charge of approximately $21.0 million during fiscal year 2001. Additionally, in the fourth fiscal quarter of 2001, we incurred a charge related to obsolescence of certain demonstration and test equipment of approximately $4.1 million. For fiscal year 2002, we incurred an additional net $9.5 million inventory related charge related primarily to our 1 Gb product inventory. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

        During 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. Specifically, we incurred increased costs and delays related to some mechanical features of our low-end and mid-range switch products. Also, we incurred additional costs related to our die-cast chassis for these products. During the quarter ended June 30, 2002, we completed the use of this high cost inventory, which negatively affected our gross margins.

The storage area network market in which we compete is still developing, and if this market does not continue to develop and expand as we anticipate, our business will suffer.

        The market for storage area network and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating net revenue in this developing market will therefore depend on, among other things, our ability to:

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  educate potential OEMs, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment, and

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  predict, develop and base our products on standards that ultimately become industry standards.

        Accordingly, because substantially all of our revenues are derived from our SAN solutions, the adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success and delays or failure to adopt our SAN and related products will have an adverse effect on revenue and operations.

If we fail to optimize our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced.

        Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot provide assurance that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results.

We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

        We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits (ASICs) and power supplies from single sources, and gigabit interface converters and optic transceivers from limited sources. Additional sole or limited sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

The loss of our contract manufacturers, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturers successfully, would negatively impact our ability to manufacture and sell our products.

        We are in the process of implementing an "outsourcing-focused" manufacturing model. We rely on Sanmina SCI, Inc., or SSCI, and Solectron Corporation, together our contract manufacturers, to manufacture substantially all of our circuit boards and to perform extensive testing and assembly of our products. Our supply contract with SSCI is cancelable by either party without cause on advance notice. In May 2002, we outsourced to SSCI the integration of our Directors into cabinets. Recently, we contracted with Solectron to be our contract manufacturer for our Sphereon™ 4500 24-port switch product. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. In addition, our contract manufacturers do not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. We generally place forecasts for circuit boards with our contract manufacturers approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. We generally place purchase orders sixty calendar days in advance of delivery. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturers to meet our customers' delivery requirements or unexpected increases in customer purchase orders. As a result, we may not be able to benefit from this incremental demand and could lose customers. If we over-estimate demand for our product, we may accumulate excess inventories and obligations to our contract manufacturers under binding purchase orders in excess of our needs. At December 31, 2002, our commitment with our contract manufacturers for purchases and anticipated transformation costs over the next sixty days totaled approximately $54.1 million. Additionally, our contract manufacturers had on hand materials purchased on our behalf valued at approximately $45.8 million.

        In addition, we coordinate our efforts with those of our component suppliers and contract manufacturers in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturers, which, if not effectively managed, could prevent us from satisfying our production requirements on a timely basis and could harm our customer relationships. If we should fail to manage effectively our relationships with our component suppliers or contract manufacturers, or if any of our suppliers or our manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

The recent general economic slowdown may significantly reduce expenditures on information technology infrastructure.

        Recent unfavorable general economic conditions have had a pronounced negative impact on information technology, or IT, spending. Demand for SAN products in the enterprise-class sector may continue to be adversely impacted as a result of the weakened economy and because larger businesses have begun to focus on more efficiently using their existing IT infrastructure rather than making new equipment purchases. This in turn may decrease the demand for our SAN products. If there are further reductions in either domestic or international IT expenditure, or if IT expenditure does not increase from current levels, our revenues, operating results and financial condition may be adversely affected.

Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

        Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally. Our growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems, resources, intercompany communication and coordination. As we grow, our failure to maintain and to continue to improve upon our operational, managerial and financial controls, reporting systems and procedures, and /or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

If we fail to successfully develop the McDATA brand, our revenue may not grow.

        We have operated as a separate company from EMC only since February 2001. EMC, which currently accounts for a significant portion of our revenue, markets our products under its own brand name. As a result, our name is not widely recognized as a brand in the marketplace. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

        Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products, cause delays in delivering our products or meeting customer demands and would increase our costs, reduce our revenue and cause significant customer relations problems.

We are defendants in several class action lawsuits and we may be subject to further litigation in the future which could seriously harm our business.

        Several purported securities class action lawsuits have been filed against us. In particular, McDATA, one current officer and two former officers were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston, Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits have been filed against us. The complaints are substantially identical to over 300 other complaints filed against other companies that went public over the last several years. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings and (b) that certain of the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate initial public offering shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints relating to us allege claims against us, one of our current officers, two of our former officers and Credit Suisse First Boston, or CSFB, the lead underwriter for our August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act of 1933, as amended, or the Securities Act. Although we believe that all of the lawsuits are without legal merit and intend to defend them vigorously, we cannot assure you we will prevail.

        In September 2002, plaintiffs' counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, our Chairman, Mrs. Dee J. Perry, our former chief financial officer, and

Mr. Thomas O. McGimpsey, our former Vice President and General Counsel, and the plaintiffs' executive committee. Under the Reservation of Rights and Tolling Agreement the plaintiffs are required to dismiss the claims against such individuals.

        On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss that dismissed some, but not all, of the plaintiff's claims against us.

        We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation could result in substantial costs and divert the attention of management and our resources and seriously harm our business, financial condition and results of operation.

Our change of fiscal year may not result in more predictable quarterly earnings.

        Historically, our quarterly operating results have depended on our performance in the later part of each quarter, when a large percentage of our product shipments typically occur. This fluctuation has made consistent quarter-to-quarter performance and revenue forecasting difficult. We have adopted a number of measures to address this issue, including changing our fiscal year end to January 31, rather than December 31. We cannot be certain that changing our fiscal year or adopting other measures will result in product shipments occurring more evenly during each quarter, resulting in consistent quarter-to-quarter performance or improving revenue forecasts.

A large percentage of our quarterly sales occur at the end of the calendar quarter, contributing to possible quarterly fluctuations in revenue that could adversely affect our operating results.

        Our quarterly results have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occurs in the last month, weeks or even days of each calendar quarter, resulting in our change of fiscal year end. This pattern makes the prediction of revenue, earnings and working capital for each financial period especially difficult and increases the risk of unanticipated variations from anticipated quarterly results and financial condition. Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

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  the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant OEM (e.g. EMC) or reseller customers (e.g. IBM);

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  our ability to attain and maintain market acceptance of our products;

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  seasonal fluctuations in customer buying patterns;

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  the timing of the introduction or enhancement of products by us, our significant OEM or reseller customers or our competitors (e.g., transition to higher speed and higher port density products);

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  our ability to obtain sufficient supplies of single- or limited-source components of our products; and

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  increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in research and development.

        Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to prospects that do not produce revenues in the foreseeable future or at all.

        Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships.

We may engage in future acquisitions that dilute our stockholders and cause us to use cash, incur debt or assume contingent liabilities.

        As part of our strategy, from time to time we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

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  issue stock that would dilute our current stockholders' percentage ownership;

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  use cash, which may result in a reduction of our liquidity;

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  incur debt; or

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  assume liabilities.

        These purchases also involve numerous risks, including:

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  problems combining and integrating the purchased operations, technologies, personnel or products;

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  unanticipated costs;

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  diversion of management's attention from our core business;

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  adverse effects on existing business relationships with suppliers and customers;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  potential loss of key employees of acquired organizations.

        We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

        Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. Because we often seek to hire individuals with relevant experience in our industry, we may be subject to claims of this kind or other claims relating to our employees in the future. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

Our products must comply with governmental regulation.

        In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

        Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

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  authorizing the issuance of preferred stock without stockholder approval;

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  providing for a classified board of directors with staggered three year terms;

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  limiting the persons who may call special meetings of stockholders;

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  requiring super-majority voting for stockholder action by written consent;

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  establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

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  prohibiting cumulative voting for the election of directors;

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  requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

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  requiring parties to request board approval prior to acquiring 15% or more of the voting power of our common stock to avoid economic and voting dilution of their stock holdings.

        We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our indebtedness could adversely affect our financial condition, and we may incur substantially more debt.

        On February 7, 2003, we issued $172.5 million of our convertible subordinated notes due 2010, or the Notes. Our indebtedness could adversely affect us. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  place us at a competitive disadvantage relative to our competitors with less debt.

        Neither we nor our subsidiaries are restricted from incurring additional debt under the indenture governing the Notes. If we or our subsidiaries were to incur additional debt or liabilities, the related risks described above could intensify and our ability to pay our obligations could be adversely affected.

We have entered into share option transactions and other transactions that may affect the value of our Class A and Class B common stock.

        We have entered into share option transactions on our Class A common stock with Bank of America Securities, N.A. and/or certain of its affiliates to hedge the market risks associated with our obligations under the Notes. Although we entered into share option transactions on our Class A common stock, Banc of America Securities LLC and/or certain of its affiliates will take positions in our Class A common stock and/or Class B common stock in secondary market transactions and/or will enter into various derivative transactions in connection with the issuance of the Notes. Such hedging arrangements could increase or decrease the price of our Class A common stock and Class B common stock. Banc of America Securities LLC and/or its affiliates are likely to modify their hedge positions from time to time prior to and around the time of conversion or maturity of the Notes by purchasing and selling shares of our Class A common stock and/or Class B common stock, our other securities or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock and/or Class B common stock.

        We may acquire shares of our Class A common stock and/or Class B common stock and enter into other transactions or arrangements to purchase or sell our Class A common stock and/or Class B common stock during the term of the Notes. Depending on, among other things, future market conditions, the aggregate amount and composition of such transactions or arrangements, the aggregate amount of any such acquisitions are likely to vary over time.

        The effect, if any, of any of these transactions and activities on the market price of our Class A common stock and/or Class B common stock will depend in part upon market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of our Class A common stock and/or Class B common stock.

Our stock price is volatile.

        Since our initial public offering of our Class B common stock in August 2000, the market price of our Class B common stock has been volatile. Since the distribution of our Class A common stock by EMC in February 2001, the market price of our Class A common stock has been volatile. Because we are a technology company, the market price of our Class A and Class B common stock is usually subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our Class A and Class B common stock could fall regardless of our performance.

Risks Related to Our Relationship With EMC

We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

        In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue pursuant to these agreements represented approximately 54% of our revenue for the year ended December 31, 2002. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

Provisions of our agreements with EMC relating to our relationship with EMC after the distribution by EMC of our Class A common stock to EMC's stockholders may affect the operation of our business, limit our ability to finance our operations or prevent a change in control of our company.

        Under the terms of the Tax Sharing Agreement between EMC and us, until May 2003, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected:

  •
  enter into any transaction that would result in any one or more persons acquiring a 50% or greater interest in us;

  •
  take or fail to take any other action which would cause the distribution to be taxable to EMC stockholders;

  •
  issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

  •
  undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

        These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

        Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under then existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC under this agreement could decrease our attractiveness as an acquisition target.

We may be obligated to indemnify EMC if the distribution of our Series A common stock to EMC's stockholders was not tax free.

        The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock that it indirectly held to be tax free if that failure results from, among other things:

  •
  any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

  •
  any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

  •
  any acquisition by a third party of our stock or assets; or

  •
  any issuance by us of stock or any change in ownership of our stock.

        As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction, and we would be required to indemnify EMC under the Tax Sharing Agreement. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution. If triggered, this indemnity obligation would have a significant adverse effect on our financial position and results of operations, and we might not have sufficient resources to fulfill it.

APPENDIX D

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of McDATA Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of McDATA Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado
January 20, 2003, except for Note 14 which is as of February 7, 2003

McDATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$72,411	$69,285
Short-term investments	157,260	146,867
Accounts receivable, net of allowances for doubtful accounts of $1,265 and $783, respectively	73,867	43,805
Inventories, net	8,097	24,845
Deferred tax asset	33,325	21,953
Prepaid expenses and other current assets	4,699	9,795

Total current assets	349,659	316,550
Property and equipment, net	99,927	40,838
Long-term investments	73,099	94,849
Restricted investments	—	36,199
Intangible assets, net of accumulated amortization of $5,037 and $2,864, respectively	7,887	10,060
Goodwill	11,780	11,780
Other assets, net	12,839	3,677

Total assets	$555,191	$513,953

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,530	$11,544
Accrued liabilities	37,779	22,441
Current portion of deferred revenue	7,337	3,160
Income taxes payable	2,782	—
Current portion of obligations under capital leases	1,604	1,934

Total current liabilities	66,032	39,079
Obligations under capital leases, net of current portion	1,540	789
Deferred revenue, less current portion	13,114	4,294

Total liabilities	80,686	44,162

Commitments and contingencies (Note 12)
Stockholders' Equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 81,000,000 shares issued and outstanding	810	810
Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 32,962,212 and 31,562,223 shares issued and outstanding	330	316
Additional paid-in-capital	474,609	468,133
Deferred compensation	(6,812)	(14,770)
Accumulated other comprehensive income	773	520
Retained earnings	4,795	14,782

Total stockholders' equity	474,505	469,791

Total liabilities and stockholders' equity	$555,191	$513,953

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Revenue	$328,279	$344,406	$248,686
Cost of revenue	178,114	215,751	119,543

Gross profit	150,165	128,655	129,143
Operating expenses:
Research and development	59,324	49,166	37,818
Selling and marketing	75,213	70,489	33,955
General and administrative	29,495	20,337	7,492
Acquired in-process research and development and other acquisition-related costs	—	9,327	—
Amortization of deferred compensation (excludes amortization of deferred compensation included in cost of revenue of $601, $1,437, and $1,907, respectively)	8,280	7,259	6,459

Operating expenses	172,312	156,578	85,724

Income (loss) from operations	(22,147)	(27,923)	43,419
Interest and other income	6,924	14,532	8,761
Interest expense	(293)	(349)	(525)

Income (loss) before income taxes	(15,516)	(13,740)	51,655
Income tax expense (benefit)	(5,529)	(5,084)	20,891

Net income (loss)	$(9,987)	$(8,656)	$30,764

Basic net income (loss) per share	$(0.09)	$(0.08)	$0.31

Shares used in computing basic net income (loss) per share	113,185	111,475	99,989

Diluted net income (loss) per share	$(0.09)	$(0.08)	$0.28

Shares used in computing diluted net income (loss) per share	113,185	111,475	107,953

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock
	Class A		Class B				Accumulated Other Comprehensive Income
					Additional Paid-In Capital	Deferred Compensation		Retained Earnings (Deficit)	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 1999	81,000	$810	11,981	$120	$60,265	$(24,245)	$—	$(7,326)	$29,624
Issuance of common stock, through initial public offering, net of issuance costs	—	—	14,375	144	376,463	—	—	—	376,607
Issuance of common stock, upon exercise of stock options	—	—	2,552	25	2,760	—	—	—	2,785
Deferred compensation	—	—	—	—	8,971	(8,971)	—	—	—
Compensation expense	—	—	—	—	—	8,366	—	—	8,366
Tax benefit of stock options	—	—	—	—	5,550	—	—	—	5,550
Comprehensive income:
Net income	—	—	—	—	—	—	—	30,764	30,764
Unrealized gain on investments, net of tax of $71	—	—	—	—	—	—	117	—	117

Total comprehensive income	—	—	—	—	—	—	—	—	30,881

Balances at December 31, 2000	81,000	810	28,908	289	454,009	(24,850)	117	23,438	453,813
Shares issued pursuant to the restricted stock plan and exercise of stock options	—	—	2,654	27	6,797	(1,896)	—	—	4,928
Forfeitures of deferred compensation	—	—	—	—	(3,280)	3,280	—	—	—
Compensation expense	—	—	—	—	—	8,696	—	—	8,696
Tax benefit of stock options	—	—	—	—	10,607	—	—	—	10,607
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(8,656)	(8,656)
Unrealized gain on investments, net of tax of $234	—	—	—	—	—	—	403	—	403

Total comprehensive loss	—	—	—	—	—	—	—		(8,253)

Balances at December 31, 2001	81,000	810	31,562	316	468,133	(14,770)	520	14,782	469,791
Shares issued pursuant to the restricted stock plan and exercise of stock options	—	—	1,407	14	4,274	(1,867)	—	—	2,421
Forfeitures of deferred compensation	—	—	(7)	—	(944)	944	—	—	—
Compensation expense	—	—	—	—	—	8,881	—	—	8,881
Tax benefit of stock options	—	—	—	—	3,146	—	—	—	3,146
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(9,987)	(9,987)
Unrealized gain on investments, net of tax of $188	—	—	—	—	—	—	253	—	253

Total comprehensive loss:	—	—	—	—	—	—	—	—	(9,734)

Balances at December 31, 2002	81,000	$810	32,962	$330	$474,609	$(6,812)	$773	$4,795	$474,505

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(9,987)	$(8,656)	$30,764
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	25,524	16,383	8,689
Loss from write-off of collateralized lease costs	1,256	—	—
Net realized (gain) loss on investments	723	(262)	—
Net loss on retirement of assets	1,196	102	—
Acquired in-process research and development	—	7,200	—
Inventory and inventory commitment provisions	15,199	26,788	2,541
Non-cash compensation expense	8,881	8,696	8,366
Tax benefit from stock options exercised	3,146	10,607	5,550
Changes in net assets and liabilities:
Accounts receivable	(30,062)	15,159	(45,213)
Inventories	2,870	(33,244)	(19,487)
Deferred tax asset	(11,560)	(14,715)	(7,149)
Prepaid expenses and other current assets	400	(1,632)	(352)
Other assets, net	(10,929)	(970)	(592)
Accounts payable	4,986	(8,714)	17,534
Accrued liabilities	8,338	6,717	4,578
Deferred revenue	12,997	(324)	7,407
Accrued income taxes	7,478	(14,799)	10,103

Net cash provided by operating activities	30,456	8,336	22,739
Cash flows from investing activities:
Acquisitions	—	(29,750)	—
Purchases of property and equipment	(71,937)	(21,473)	(16,419)
Payment of collateralized lease costs	(1,256)	—	—
Purchases of investments	(481,078)	(614,064)	(264,052)
Maturities of investments	403,123	446,929	35,000
Sales of investments	124,109	102,670	15,802

Net cash used in investing activities	(27,039)	(115,688)	(229,669)
Cash flows from financing activities:
Payment of short-term debt	—	—	(1,900)
Payment of obligations under capital leases	(2,712)	(2,921)	(2,829)
Proceeds from sale of stock, net of issuance costs	—	—	376,607
Proceeds from the exercise of stock options	2,421	4,928	2,785

Net cash provided by (used in) financing activities	(291)	2,007	374,663

Net increase (decrease) in cash and cash equivalents	3,126	(105,345)	167,733
Cash and cash equivalents, beginning of period	69,285	174,630	6,897

Cash and cash equivalents, end of period	$72,411	$69,285	$174,630

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Interest paid	$293	$350	$525
Income taxes paid (received)	(3,285)	13,505	12,720
Capital lease obligations incurred	4,634	1,574	4,138
Transfer of inventory to fixed assets	5,679	4,549	793
Fixed assets exchanged for capital leases	(1,501)	—	—
Restricted stock grant	1,867	1,896	—
Unrealized gain on investments	441	637	188

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except per share data)

NOTE 1 OVERVIEW AND BASIS OF PRESENTATION

        McDATA Corporation (McDATA or the Company) designs, develops, manufactures and sells open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wise storage problems. The Company sells its products, software, services and solutions through original equipment manufacturers ("OEMs") and resellers, including EMC Corporation ("EMC"), Hewlett-Packard, Co., Hitachi Data Systems Corp., and IBM, as well as systems integrators. The Company also provides services for EMC's proprietary mainframe protocol ("ESCON") switch business.

        During 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of 14,375,000 shares of its Class B Common stock of approximately $377 million, net of offering costs of approximately $2.7 million. After completion of the offering, McDATA remained a majority-owned subsidiary of EMC due to its ownership of 81 million shares of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC's shareholders of record as of January 24, 2001 (the Distribution). EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders was tax free for U.S. federal income tax purposes. The Company continues to believe that the distribution of its Class A common stock by EMC was tax-free. As a result of the Distribution, EMC no longer has any ownership in or voting power over McDATA and, therefore, is no longer considered a related party.

        The consolidated financial statements have been prepared using EMC's historical bases in the assets and liabilities and the historical operating results and cash flows of McDATA. Because McDATA's operations were substantially independent of EMC's operations during all periods presented in the financial statements, the Company's management does not believe that there were any corporate expenses incurred by EMC that should have been allocated to the Company. Accordingly, no intercompany expense allocations have been included in the financial statements. The consolidated financial statements do include certain allocations of interest income and expense from participation in EMC's cash management system through December 31, 2000 (see Note 11).

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the assets, liabilities, results of operations, cash flows and changes in stockholders' equity of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents

        Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

Valuation of Accounts Receivable

        Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made for potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, the Company considers specific accounts, analysis of accounts receivable agings, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness. The provision for doubtful accounts was $525,000, $707,000 and $248,000 in 2002, 2001 and 2000, respectively.

Inventories

        Inventories, which include material, labor and factory overhead, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company's inventories do not include materials purchased and held by the Company's component subcontractors, as the Company does not own this inventory.

Investments

        The Company's short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with stated maturities of one year or less at time of purchase are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments.

Fair Value of Financial Instruments

        The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying value of the capital lease obligations approximate their fair value. The fair values of the Company's investments are determined using quoted market prices for those securities.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded principally on a straight-line method over the estimated useful lives of the asset as follows:

Building	39 years
Building equipment	5-39 years
Equipment and furniture	3-5 years
Computer software	2-5 years
Capital lease equipment	The shorter of the useful life of 3-5 years or lease term
Leasehold improvements	The shorter of the useful life of 3-5 years or lease term

        Depreciation expense was approximately $18,648,000, $14,297,000, and $8,256,000 in 2002, 2001, and 2000, respectively. Equipment and furniture at December 31, 2002 and 2001 includes assets under capitalized leases of $10,679,000 and $8,916,000, respectively, with related accumulated amortization of approximately $6,436,000 and $6,341,000, respectively.

        In accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain costs incurred in connection with the application development state of internal-use software projects are capitalized and amortized over the estimated useful life of the asset.

Goodwill and Intangible Assets

        The Company has adopted Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") for the year ended December 31, 2002. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. Under SFAS No. 142, goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test upon adoption and at least annually thereafter. In 2002, the Company completed its initial and annual impairment analysis for its $11.8 million of goodwill and determined that there is no impairment. In addition, there were no changes to the carrying amount of goodwill during the year ended December 31, 2002. Further, as the Company's Goodwill resulted almost entirely from an acquisition occurring subsequent to July, 1, 2001, no significant goodwill amortization was incurred in prior years.

        At December 31, 2002, the Company has an intangible asset with a definite life of five years related to acquired developed technology with a gross carrying amount of $10.5 million and accumulated amortization of $2.7 million. Amortization expense for the year ended December 31, 2002 and 2001 was approximately $2,100,000 and $565,000, respectively. Amortization expense for the 2003 through 2005 fiscal years will be approximately $2.1 million per year. Amortization expense for fiscal year 2006 will be approximately $1.5 million. The Company does not have any material intangible assets with indefinite lives at December 31, 2002.

Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short and long-term investments and accounts receivable. The Company maintains cash and cash equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.

        The Company sells a significant portion of its products through third-party OEMs, distributors and resellers. At December 31, 2002 and 2001, 80% and 86% of accounts receivable were concentrated with our two largest customers. The Company performs ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

        For the years ended December 31, 2002, 2001, and 2000, the Company had two customers each who contributed greater than 10% of the Company's total revenues for combined totals of 79%, 86%, and 90% to total revenue, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company's financial condition or results of operations. In addition, approximately 72%, 71% and 83% of the Company's total revenues were earned from sales of its Director-class products for the years ended December 31, 2002, 2001 and 2000, respectively.

        The Company currently relies on single and limited supply sources for several key components used in the manufacture of its products. Additionally, the Company relies on a single third-party manufacturer for the production of a majority of its products. The inability of the Company's single and limited source suppliers or the inability of the Company's third-party manufacturer to fulfill supply and production requirements, respectively, could negatively impact future results.

Revenue Recognition

        The Company generally recognizes revenue when (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is assured. Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company's OEMs, distributors and resellers. The Company accrues for warranty costs and sales returns at the time of shipment based on its experience. Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from software is comprised of software licensing and post-contract customer support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value ("VSOE"). Revenue allocated to software licenses is recognized when the four basic criteria above have been met. Revenue allocated to post-contract support is recognized ratably over the term of the support contract, assuming the four basic criteria are met.

        In transactions that include multiple products, services and/or software, the Company allocates the revenue to each element based on their relative fair value (or in the absence of fair value, the residual method) and recognizes the associated revenue when all revenue recognition criteria have been met for each element.

Research and Development

        Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and related expenses of personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and test equipment; and IT and facilities expenses.

Software Development Costs

        The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at December 31, 2002, were approximately $9,220,000 and $1,546,000, respectively. Capitalized software costs and accumulated amortization at December 31, 2001, were approximately $481,000 and $27,000, respectively. There were no capitalized software costs at December 31, 2000. Capitalized software amortization expense for 2002 and 2001 were approximately $1,520,000 and $27,000, respectively.

Advertising

        The Company expenses advertising costs as incurred. Advertising expenses for 2002, 2001, and 2000 were approximately $6,222,000, $6,941,000, and $1,449,000, respectively.

Impairment of Long-Lived Assets

        The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset's (or asset group's) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Earnings Per Share

        Basic net income or loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and restricted stock grants.

        Following is a reconciliation between basic and diluted earnings per share (in thousands except per share information):

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$(9,987)	$(8,656)	$30,764
Weighted average shares of common stock outstanding used in computing basic net income (loss) per share	113,185	111,475	99,989
Net effect of dilutive stock options	—	—	7,964

Weighted average shares of common stock used in computing diluted net income (loss) per share	113,185	111,475	107,953

Basic net income (loss) per share	$(0.09)	$(0.08)	$0.31

Diluted net income (loss) per share	$(0.09)	$(0.08)	$0.28

Options not included in diluted share base because of the exercise prices anti-dilutive effect	4,840	1,344	199

Options and restricted stock not included in diluted share because of net loss base	6,984	9,520	—

Stock-Based Compensation

        At December 31, 2002, the Company has stock-based employee compensation and employee purchase plans, which are described more fully in Note 7. The Company accounts for these plans according to Accounting Principles Board Opinion No. 25, Accounting for Stock Issues to Employees (APB 25), and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation" (SFAS No. 123). Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally four years. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended December 31,
	2002	2001	2000
Net income, as reported	$(9,987)	$(8,656)	$30,764
Add: Total stock-based employee compensation expense included in net income as determined under the intrinsic value method, net of related tax effects	5,542	5,426	5,220
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(16,879)	(15,894)	(8,661)

Pro forma net income	$(21,324)	$(19,124)	$27,323

Earnings per share:
Basic-as reported	$(0.09)	$(0.08)	$0.31

Basic-pro forma	$(0.19)	$(0.17)	$0.27

Diluted-as reported	$(0.09)	$(0.08)	$0.28

Diluted-pro forma	$(0.19)	$(0.17)	$0.25

        The fair value of each option granted during 2002, 2001, and 2000 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2002	2001	2000
Dividend yield	0%	0%	0%
Expected volatility	90%	125%	90%
Risk-free interest rate	2.7% to 4.9%	3.7% to 5.0%	5.0% to 6.5%
Expected life, in years	2.0 - 4.0	4.0	4.0

Comprehensive Income (Loss)

        Comprehensive income (loss) includes net earnings as well as additional other comprehensive income. McDATA's other comprehensive income consists of unrealized gains and losses on available-for-sale securities, recorded net of tax, that are recorded as changes in equity and not an element of the Company's income statement.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Recent Accounting Pronouncements

        In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS No. 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of the obligation assumed under a guarantee. In addition, FIN 45 requires interim and annual disclosures about the guarantees that an entity has issued, including a rollforward of the entity's product warranty liabilities. The recognition and measurement provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. Management is currently evaluating the recognition and measurement effects of FIN 45, however, management does not expect that the adoption of FIN 45 will have a material effect on the Company's financial position, results of operations, or cash flows. The Company adopted the disclosure provisions of FIN 45 during the fourth quarter of fiscal 2002. The Company is currently evaluating the recognition provisions of FIN 45 but expects that they will not have a material adverse impact on its consolidated financial statements upon adoption.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management does not expect this guidance to have a significant impact on the Company's financial position and results of operations.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (SFAS 148). SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years ending after December 15, 2002. The transition and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS 148 effective December 31, 2002.

NOTE 3 COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	December 31,
	2002	2001
Inventories:
Raw materials	$8,070	$27,206
Work-in-progress	1,123	1,864
Finished goods	6,316	14,740

Total inventories at cost	15,509	43,810
Less reserves	(7,412)	(18,965)

Total inventories, net	$8,097	$24,845

Property and equipment:
Land	$16,091	$—
Building	29,712	—
Equipment and furniture	74,608	53,858
Computer software for internal use	18,877	14,959
Leasehold improvements	4,805	4,900
Construction in progress	2,361	2,095

	146,454	75,812
Less accumulated depreciation and amortization	(46,527)	(34,974)

	$99,927	$40,838

Accrued liabilities:
Wages and employee benefits	$16,643	$9,409
Purchase commitments	12,022	6,289
Warranty reserves(1)	3,461	2,174
Agency funds held for campus construction	—	1,683
Taxes, other than income tax	1,050	773
Other accrued liabilities	4,603	2,113

	$37,779	$22,441

(1)
Activity in the warranty reserves are as follows for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Balance at beginning of year	$2,174	$956	$986
Warranty expense	1,853	1,937	707
Warranty claims	(566)	(719)	(737)

Balance at end of year	$3,461	$2,174	$956

NOTE 4 ACQUISITION

        On September 21, 2001, the Company acquired the assets of SANavigator®, Inc. (SANavigator®) for a cash purchase price of $29.75 million. In addition, one-time costs associated with the acquisition were approximately $2.1 million. The results of SANavigator®'s operations have been included in the consolidated financial statements since that date. SANavigator® is a software company that designs and develops a scalable and stable SAN management tool that manages entry-level through complex SAN environments utilizing vendor- and platform-independent software. As a result of the acquisition, the Company is expected to be in a leading position in offering storage network management software that provides visibility and discovery in a multi-vendor fabric environment.

        The estimated excess of the purchase price over the fair value of the tangible net assets acquired was valued at $29.2 million. Of this excess, $10.5 million was allocated to developed technology (5 year average useful life), $7.2 million was allocated to in-process research and development (IPR&D), and the remaining $11.5 million was allocated to goodwill. In accordance with SFAS No. 141 and No. 142, the amount allocated to goodwill is not being amortized and will be evaluated at least annually for impairment. Of the total goodwill amount, $11.5 million is expected to be deductible for tax purposes.

        The IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D arose from SANavigator®'s on-going development of the next-generation of SANavigator® software. This software was intended to significantly enhance the features of the current version of SANavigator® software. The status of the development at the acquisition date was dependent on several factors including the complexity of working with diverse servers and storage devices and integrating with other applications. Overall, SANavigator®'s IPR&D project was estimated to be approximately 40% complete at the time of acquisition and it was expected that the remaining 60% would be completed during the Company's 2002 fiscal year at a cost of approximately $2.1 million. The remaining efforts, which were completed during 2002, included completion of coding, finalizing user interface design and development, and testing. The amount allocated to in-process research and development was determined using the discounted cash flow method. This model employed cash flow projections for revenue based on the projected incremental increase in revenue that the Company expected to receive from the completed IPR&D. Estimated operating expenses, capital charges and applicable income taxes were deducted to arrive at an estimated after-tax cash flow. The Company discounted the after-tax cash flow projections using a risk-adjusted rate of return of 75%.

        The unaudited pro forma information presented below (in thousands, except per share amounts) assumes that SANavigator® was acquired at the beginning of the periods presented and includes the effect of amortization of identified intangibles and costs from that date. The impact of charges for IPR&D and non-recurring employee compensation has been excluded. This is presented for informational purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had the acquisition taken place at the beginning of the periods presented.

	Year Ended December 31,
	2001	2000
Revenue	$344,636	$248,686
Net income (loss)	$(9,248)	$26,343
Basic net income (loss) per share	$(0.08)	$0.26
Diluted net income (loss) per share	$(0.08)	$0.24

        In conjunction with the acquisition, the Company issued approximately 192,000 shares of Class B common stock, with a fair value of $1.9 million, for the completion of ongoing employment arrangements with certain SANavigator® employees. The stock awards are contingent upon the continued employment of these employees. As such, these awards were recorded as deferred compensation and recognized ratably through the expiration date of the employee agreements. At December 31, 2002, all awards were fully vested.

NOTE 5 INVENTORIES

        During the year ended December 31, 2002, the Company recorded net inventory-related charges of $9.5 million, primarily for excess 1 gigabit (Gb) components used in the Company's director-class products. The excess inventory resulted primarily from the Company's introduction of 2 Gb products in the second quarter of 2002 and the unanticipated reduction in demand for the 1 Gb product orders prior the new product release.

        During the year ended December 31, 2001, the Company completed a thorough review of operations including an analysis of inventory transferred from its discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments, and the completion of a physical inventory. Based on this review, the Company recorded a $25 million inventory-related charge.

NOTE 6 INVESTMENTS

        Short and long-term investments consisted of the following available-for-sale securities at December 31 (in thousands):

	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Values
2002
U.S. Government obligations	$87,570	$1,026	$—	$88,596
State and local government obligations	89,614	118	—	89,732
Corporate obligations	18,954	127	—	19,081
Marketable equity securities	32,956	—	6	32,950

	$229,094	$1,271	$6	$230,359

2001
U.S. Government obligations	$93,338	$922	$113	$94,147
State and local government obligations	107,897	380	—	108,277
Mutual funds	16,249	—	258	15,991
Marketable equity securities	23,301	—	—	23,301

	$240,785	$1,302	$371	$241,716

        Amortized cost is determined based on specific identification. Realized gains and losses on sales of securities for the year ended December 31, 2002 were approximately $3,000 and $343,000, respectively. Realized gains and losses on sales of securities for the year ended December 31, 2001 were approximately $396,000 and $134,000, respectively. Realized gains on sales of securities were $2,000 in 2000.

        The amortized cost and estimated fair value of debt securities held at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain instruments, although possessing a contractual maturity greater than a year, are classified as short-term investments based on methods of trade and availability of current operations.

	Amortized Cost	Fair Values
Less than one year	$26,381	$26,568
Greater than one year through five years	87,288	88,350
Greater than five years through ten years	4,000	4,000
Greater than ten years	78,469	78,491

	$196,138	$197,409

        At December 31, 2001, the Company had restricted assets relating to a collateralized lease agreement with Deutsche Bank (See Note 12). These assets represented holdings in short- and long-term government securities with a fair market value and amortized cost of approximately $36,199,000 and $36,305,000, respectively, at December 31, 2001. In May 2002, the Company entered into a Termination Agreement with Deutsche Bank. Approximately $41 million in then restricted assets were used to pay down the balance of the lease obligation. Losses of $383,000 were realized for the year ended December 31, 2002.

NOTE 7 STOCKHOLDERS' EQUITY

        The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during 2002, 2001 or 2000.

        The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At December 31, 2002, there is no outstanding preferred stock.

Stock Split

        On May 23, 2000, the Board of Directors approved a 2-for-1 stock split of the Company's Class A and B common stock. All share and per share amounts have been adjusted for all periods presented to give retroactive effect to this stock split. The Board of Directors also authorized, after giving effect to the stock split, an increase in the authorized shares of the Company's Class A common stock to 250,000,000 shares and an increase in the Class B common stock to 200,000,000 shares. In addition, the Board of Directors authorized 25,000,000 shares of undesignated preferred stock. All of these transactions were consummated on or about July 12, 2000.

Stockholders' Rights Plan

        Effective June 5, 2001, the Company's Board of Directors approved a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.

        Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer's stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company's right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash, common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company's stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.

Stock Options and Restricted Stock

        The Company maintains a stock option and restricted stock plan (the Plan) which provide for the grant of stock options, restricted stock and other stock based awards to officers, other employees, and consultants as determined by the compensation committee of the Board of Directors. A maximum of 24,000,000 shares of common stock were issuable under the terms of the Plan as of December 31, 2002, of which no more than 2,400,000 shares may be issued as restricted stock or other stock based awards. As of December 31, 2002, there were 3,755,210 shares of common stock available for future grants under the plan.

        The Company applies APB 25 and related interpretations in accounting for the Plan. All stock option grants under the Plan since August 2000 have been granted at an exercise price equal to the fair market value of the Company's stock. During 2000 and 1999, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $8,971,000 and $27,139,000, respectively, representing the difference between the exercise price and the deemed fair market value of the Company's common stock on the dates these stock options were granted. Deferred compensation related to these grants is included as a reduction of stockholders' equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. During 2002, 2001, and 2000 after considering the impact of forfeitures, the Company recorded amortization of approximately $7,218,000, $8,195,000, and $8,366,000, respectively (of which $584,000, $1,437,000, and $1,907,000 is included in the cost of revenue for 2002, 2001, and 2000, respectively).

        Restricted stock bonuses issued under the Plan are recorded at fair market value on the date of the grant and generally vest over a one to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period. During the years ended December 31, 2002, and 2001, the Company issued approximately 182,000 and 192,000 of restricted shares, respectively, having an aggregate fair market value of $1,867,000 and $1,896,000, respectively. There were no grants of restricted shares for the year ended December 31, 2000. Compensation expense recognized for restricted shares in 2002 and 2001 was $1,663,000 (of which $17,000 is included in the cost of revenue) and $501,000, respectively. There were no restricted shares issued in 2000. See Note 4 for discussion of restricted stock granted in 2001 pursuant to the SANavigator® acquisition.

        The following summarizes stock option transactions for the period from January 1, 2000 to December 31, 2002:

	Year Ended December 31,
	2002		2001		2000
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	10,672	$11.32	11,891	$7.41	11,941	$1.40
Granted	3,296	11.44	2,526	19.29	3,882	21.53
Exercised	(1,234)	1.97	(2,462)	2.00	(2,552)	1.09
Forfeited or expired	(1,080)	19.89	(1,283)	8.64	(1,380)	6.80

Outstanding end of period	11,654	$11.56	10,672	$11.32	11,891	$7.41

Exercisable at end of period	5,194	$8.17	4,377	$4.70	3,265	$1.30
Weighted-average fair value of options granted with an exercise price equal to fair market value		$7.52		$15.55		$27.53
Weighted-average fair value of options granted with an exercise price below fair market value		—		—		$12.71

        The status of total stock options outstanding and exercisable at December 31, 2002 was as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.00—$9.99	6,110	7.0	$3.68	3,505	$1.60
$10.00—$19.99	3,671	8.2	13.26	1,090	13.29
$20.00—$29.99	1,451	8.2	26.41	442	27.13
$30.00—$39.99	108	8.4	34.71	23	35.23
$40.00—$49.99	57	8.0	45.79	20	45.43
$50.00—$59.99	13	8.1	54.43	3	54.45
$60.00—$69.99	49	8.0	63.57	12	63.57
$70.00—$79.99	181	7.9	76.08	90	76.08
$80.00—$93.36	14	7.7	93.36	9	93.36

	11,654	7.6	$11.56	5,194	$8.17

Employee Stock Purchase Plan

        On August 1, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 1,200,000 shares of the Company's Class B common stock at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than more than $25,000 in aggregate fair market value of common stock during any one-year calendar period. No shares have been sold to employees under the Purchase Plan at December 31, 2002. The fair value of each purchase right granted in 2002 was $3.83.

NOTE 8 OTHER COMPREHENSIVE INCOME

        Other comprehensive income consisted solely of unrealized gains (losses) on investments. The changes in the components of other comprehensive income, net of taxes wee as follows for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Change in net unrealized gains (losses) on investments, net of related income tax expense (benefit) of $(94), $331, and $71, respectively	$(189)	$570	$117
Reclassification adjustment for net realized (gains) losses included in net income, net of related income tax (expense) benefit of $282, $(97), and $0, respectively	442	(167)	—

	$253	$403	$117

NOTE 9 EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

        The Company has a defined contribution plan (the McDATA Retirement Savings Plan) that covers eligible employees. The Company matches 50% of an employee's contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $1,803,000, $1,359,000, and $769,000 in 2002, 2001, and 2000, respectively.

Profit Sharing and Bonus Plans

        The Company has various employee bonus plans. A profit sharing plan provides for the contribution of a portion of each year's profits to a profit sharing pool that is distributed to all employees not eligible for other performance-based incentive plans. The profit sharing amount is determined annually by the Board of Directors and is paid in cash. Other bonus plans award quarterly bonuses to the Company's executives and other members of management based on the achievement of pre-defined performance measures and other specific performance criteria. Compensation charges related to these plans were approximately $2,991,000, $981,000, and $1,946,000 for 2002, 2001, and 2000, respectively.

NOTE 10 INCOME TAXES

        Income (loss) before income taxes consisted of the following:

	Year Ended December 31,
	2002	2001	2000
Domestic	$(16,620)	$(14,720)	$51,564
Foreign	1,104	530	91

	$(15,516)	$(13,740)	$51,655

        Income tax expense (benefit) consisted of the following:

	Year Ended December 31,
	2002	2001	2000
Current:
Federal	$3,190	$8,894	$26,035
State	442	508	1,934
Foreign	185	—	—

	3,817	9,402	27,969
Deferred:
Federal	(8,328)	(13,423)	(6,511)
State	(1,018)	(1,063)	(567)

	(9,346)	(14,486)	(7,078)

Total expense (benefit)	$(5,529)	$(5,084)	$20,891

        The total income tax expense (benefit) differs from the amount computed using the federal income tax rate of 35% for the following reasons:

	Year Ended December 31,
	2002	2001	2000
Federal income tax expense (benefit) at statutory rate	$(5,430)	$(4,809)	$18,079
Research and development credit	(1,970)	—	(100)
State taxes, net of federal benefit	(373)	(346)	2,146
Foreign taxes	185	—	—
Stock-based compensation	2,958	1,803	1,926
Benefit from export sales	(247)	(305)	(1,218)
Municipal interest income	(872)	(1,625)	(697)
Other	220	198	755

Income tax expense (benefit)	$(5,529)	$(5,084)	$20,891

        Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows:

	December 31,
	2002	2001
Current deferred tax assets:
Inventory reserves and costs	$10,726	$10,249
Revenue recognition	10,368	7,349
Net operating loss carry forward	7,373	—
Warranty reserves	1,321	818
Reserves related to employee benefits	1,993	1,475
Stock-based compensation	1,544	1,694
Other	—	368

	33,325	21,953
Non-current deferred tax assets:
Tax credit carry forward	3,537	—
Difference between book and tax depreciation	2,485	1,951
Capitalized software, net of amortization	(2,930)	—

	3,092	1,951

Total deferred tax asset, net	$36,417	$23,904

        The Company believes that all deferred tax assets will be realized through profitable future operations and accordingly, there is no need for a valuation allowance for any of the deferred tax assets.

        Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. The Company is no longer eligible to be included in EMC's consolidated tax returns and has consequently filed a separate income tax return for the tax period which began immediately following the offering and for all subsequent periods.

        When the Company was included in EMC's consolidated tax returns, the Company recorded income taxes based on the pro rata method. The pro rata method assumes the allocation of income taxes based on EMC's consolidated tax position. The pro rata method of allocating income taxes was consistently used for all members of the consolidated group. Pursuant to a tax sharing agreement entered into with EMC, the Company reimbursed EMC for income taxes equal to 35% of the Company's taxable income for its tax year ended August 8, 2000, which tax was reduced by the Company's share of the research and development tax credit. Had the Company's tax provision been calculated for the period as if the Company were a separate, independent United States taxpayer, the income tax provision would not have materially changed.

        Under the terms of the tax sharing agreement between the Company and EMC, the Company is obligated to indemnify EMC for any taxes arising out of the failure of the Distribution to be tax free if that failure results from, among other things, (i) any act or omission by the Company that would cause such distribution to fail to qualify as a tax free distribution under the Internal Revenue Code of 1986, as amended; (ii) any act or omission by the Company that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution; (iii) any acquisition by a third party of the Company's stock or assets; or (iv) any issuance by the Company of stock or any change in ownership of the Company's stock. If the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if the Company's Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that the Company is required to indemnify EMC because the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, the Company's liability could exceed 35% of the value of the Company's Class A common stock distributed by EMC as determined on the date of the distribution.

        Although the Company is no longer a member of EMC's consolidated tax group, the tax sharing agreement between the Company and EMC continues to affect the Company in two principal ways. First, if a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax of any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund for any Company-related favorable adjustment. Second, the Company is required to remit to EMC any tax savings generated by the tax deductions, if any, related to the issuance or sale of EMC stock upon the exercise of options held by Company employees. Included in the Company's 2001 federal tax return was a stock based compensation deduction of $25 million related to the issuance or sale of EMC stock. Subsequent to the receipt of its IRS refund of its 2001 net operating loss carry back into 2000, the Company remitted to EMC $9.5 million pursuant to the tax sharing agreement.

NOTE 11 RELATED PARTY TRANSACTIONS

        McDATA, as EMC's majority-owned subsidiary prior to February 7, 2001, engaged in several related-party transactions with EMC and its subsidiaries. These included benefiting from a service agreement to provide services for EMC's ESCON switch business, making direct sales of Fibre Channel products to EMC, participating in EMC's cash management system and filing as a member of EMC's consolidated tax return (see Note 10). The terms of these arrangements, which were negotiated in the context of a parent-subsidiary relationship, may be more or less favorable to the Company than if they had been negotiated with unaffiliated third parties.

        Under the terms of the service agreement with EMC, the Company provides management, manufacturing, research, development, sales, support and administrative services with respect to specified customers of EMC. The amount of such service fee is subject to annual revision based on the review and concurrence of both parties. Such service fee revenue totaled $4,381,000, $9,663,000, and $14,497,000 for 2002, 2001, and 2000, respectively. Additionally, the Company provided $2,824,000 of consulting services to EMC for 2000.

        Pursuant to a five-year OEM supply and license agreement executed in 2000, the Company sells Fibre Channel products to EMC. Such sales comprised 53%, 66% and 69% of Company revenue in 2002, 2001, and 2000, respectively. The agreement has no minimum purchase commitments and has customary termination rights.

        Until September 2000, the Company participated in EMC's cash management program, in which it deposited excess operating funds with EMC for short-term investment when funds in excess of operating requirements were available or borrowed funds from EMC during periods of operating cash needs. Such funds were repaid on demand and earned simple interest, calculated monthly. Interest income includes $102,000 earned from participation in EMC's cash management program during 2000.

        On October 1, 1997, the Company entered into an unsecured term note with EMC in the amount of $1,900,000. The note required quarterly payments of interest in arrears, with principle to be paid in 2007 or upon the consummation of a sale of all or part of the Company, including an initial public offering. On August 9, 2000, the Company consummated an initial public offering and proceeds from the offering were used to payoff the note. Interest incurred and paid to EMC for 2000 totaled $109,000.

        Certain directors and executive officers of the Company own EMC common stock and options to purchase EMC common stock. One of the Company's directors as of December 31, 2000 was an employee of EMC. This director resigned from his position on the Company's Board of Directors effective upon the distribution of the McDATA Class A common stock by EMC.

NOTE 12 COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

        The Company had various operating and capital leases in effect at December 31, 2002 for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at December 31, 2002:

	Capital Leases	Operating Leases
2003	$1,755	$7,865
2004	1,155	3,839
2005	450	2,400
2006	—	626

Total minimum lease payments	3,360	$14,730

Less portion representing interest	216

	3,144
Less: current portion	1,604

	$1,540

        Operating rent expense in 2002, 2001, and 2000 totaled approximately $8,946,000, $7,671,000, and $3,424,000, respectively.

        As part of the Company's move to the new office and engineering building, the Company performed a review of its real estate facility requirements and identified excess leased facility space, which has been offered for sublease. Based upon the results of this analysis, the Company recorded a charge of $83,000 and $941,000 included in selling and marketing expense related to facility lease losses for the years ended December 31, 2002 and 2001, respectively. In determining the anticipated lease losses, various assumptions were made, including, the time period over which the excess space will be under contract; expected sublease terms; and expected sublease rates and anticipated recoveries from sublease income. The new office and engineering building was completed in July 2002. Lease charges of $341,000 were recorded against the loss accrual during the year ended December 31, 2002.

Collateralized Lease

        On February 9, 2001, the Company entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and was completed in July 2002, at which time lease payments were scheduled to commence. As part of the transaction, the Company guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost and agreed to restrict up to $63 million of its investment securities as collateral for specified obligations under the lease. During the first quarter of 2002, the Company elected to terminate the lease under the provisions of the agreements. On May 9, 2002, the Company entered into a Termination Agreement with Deutsche Bank and recorded approximately $39 million in construction costs as property and equipment. $41 million in restricted assets were used to pay off the lease obligation and construction costs. In addition, a loss of $1.25 million was recorded during the first quarter of 2002 to reflect the write-off of certain lease costs that could not be capitalized.

Manufacturing and Purchase Commitments

        The Company has contracted with Sanmina SCI Systems, Inc. ("SSCI") and Solectron Corporation ("Solectron") (collectively, "Contract Manufacturers") for the manufacture of printed circuit boards and box build assembly and configuration for specific Fibre Channel directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At December 31, 2002, the Company's commitment with the Contract Manufacturers for purchases over the next sixty days totaled $54.1 million. The Contract Manufacturers had on hand materials purchased on behalf of McDATA valued at approximately $45.8 million. Finally, the Contract Manufacturers have outstanding purchase commitments related to materials that it had also ordered on McDATA's behalf.

        The Company may be liable for materials that the Contract Manufacturers purchase on McDATA's behalf if the Company's actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. At December 31, 2002, the Company had recorded obligations of approximately $10.0 million primarily related to materials purchased by SSCI for certain end-of-life and obsolete material used to manufacture the Company's 1 Gb products. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company's business, results of operations, financial position or cash flows.

        The Company has various other commitments for sales and purchases in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

Litigation

        The Company, one current officer, and two former officers have been named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston, Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits have been filed against the Company. The complaints are substantially identical to over 300 other complaints filed against other companies that went public over the last several years. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings ("IPOs") and (b) that certain of the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints relating to the Company allege claims against the Company, two of the Company's current officers, a former officer of the Company and Credit Suisse First Boston, the lead underwriter of the Company's August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act of 1933, as amended. The complaints also allege claims solely against Credit Suisse First Boston and the other underwriter defendants under Section 12(a)(2) of the Securities Act of 1933, as amended, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, as amended. We believe that the lawsuits are without legal merit and intend to defend them vigorously.

        In September 2002, plaintiffs' counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. Nothing in the agreement constitutes or should be construed as an admission by either party and both parties reserve their rights. This agreement was signed by Mr. John F. McDonnell, the Company's Chairman, Mrs. Dee J. Perry, the Company's former chief financial officer, and Mr. Thomas O. McGimpsey, the Company's former Vice President and General Counsel. It is expected that plaintiffs' executive committee will sign soon and will dismiss the claims against such individuals, without prejudice to their right to reassert those claims and subject to the agreed tolling of the statute of limitations. This will not affect the claims against the Company or the underwriters.

        On February 14, 2002, the Company filed a patent infringement lawsuit against Brocade Communications Systems, Inc. ("Brocade") in the United States District Court for the District of Colorado (Case No. 02-K-0303) alleging that Brocade's Frame Filtering feature in their switch products infringed our U.S. Patent No. 6,233,235 "Method and apparatus for measuring traffic within a switch." On March 5, 2002, the Company filed for a preliminary injunction against Brocade to immediately stop infringing the patent after they announced another product containing their Frame Filtering feature.

        On April 8, 2002, Brocade filed an answer to the motion for preliminary injunction generally alleging that Brocade has not infringed and is not infringing the patent. Brocade alleged various counterclaims in its answer including a claim that the patent is invalid and unenforceable, and that the Company misappropriated trade secret information from them under prior agreements and that a 1999 OEM agreement contained a covenant not to sue. The United States District Court for the District of Colorado on December 6, 2002, denied our motion for a preliminary injunction. The Company filed documents on December 23, 2002 with the American Arbitration Association to initiate an arbitration proceeding to resolve contract and patent issues relating to the 1999 OEM agreement with Brocade. On January 24, 2003, Brocade, in response to the initiation of the arbitration proceeding, filed an answer and counterclaim with the American Arbitration Association that objected to the inclusion of the patent infringement claims in the arbitration. In addition, Brocade claims the patent is invalid and unenforceable and claims the Company misappropriated trade secret information from Brocade. The Company strongly believes that Brocade's counterclaims are factually incorrect and without any merit. The Company intends to vigorously pursue the patent infringement claims against Brocade.

Indemnifications and Guarantees

        During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company's customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties' technology based upon the Company's software products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. The Company has also indemnified it's former parent, EMC for any income taxes arising out of the Distribution in the event it does not qualify for tax free treatment. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. As such, the Company is unable to estimate with any reasonableness its potential exposure under these items. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is both reasonably determinable and probable. Finally, the Company carries specific and general liability insurance policies, which the Company believes would provide, in most circumstances, some, if not total recourse to any claims arising from these indemnifications.

        From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

NOTE 13 SEGMENT INFORMATION

        The Company has one reporting segment relating to the design, development, manufacture and sales of open storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company's Chief Operating Decision Makers, as defined by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," allocate resources and assess the performance of the Company based on revenue and overall profitability.

        For the years ended December 31, 2002, 2001, and 2000, the Company had two customers each who contributed greater than 10% of the Company's total revenues as follows:

	Year Ended December 31
	2002	2001	2000
EMC	54%	69%	76%
IBM	25%	17%	14%

        The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company's financial condition or results of operations.

        The Company's operations are conducted in the United States with sales offices throughout the European Community and Asia Pacific and a research and development facility in Canada, none of which are individually significant to the Company's overall operations. The Company has not incurred any foreign currency translation adjustments as all of its sales are settled in U.S. dollars.

        Certain information related to the Company's operations by geographic area is presented below. The Company's revenues are attributed to the geographic areas according to the location of the customers. Long lived assets include property and equipment and other non-current assets.

	Net Sales	Long-Lived Assets
2002
United States	$207,015	$131,094
Foreign countries	121,264	1,339

Total	$328,279	$132,433

2001
United States	$263,416	$65,110
Foreign countries	80,990	1,245

Total	$344,406	$66,355

2000
United States	$171,888	$27,347
Foreign countries	76,798	1,353

Total	$248,686	$28,700

        Included in the United States long-lived assets balances at December 31, 2002, 2001, and 2000 are intangible assets totaling $19,615,000, $21,715,000, and $0, respectively. Included in the foreign countries long-lived assets balances as of December 31, 2002, 2001, and 2000 are intangible assets totaling $53,000, $125,000, and $542,000, respectively.

NOTE 14 SUBSEQUENT EVENTS

Change in Fiscal Year

        On January 15, 2003, the Board of Directors approved a change to the fiscal year end of the Company from December 31 to January 31 of each year, commencing with the fiscal year beginning February 1, 2003.

Issuance of Convertible Debt

        On February 7, 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes (the "Notes") due February 15, 2010, raising net proceeds of approximately $167.1 million. The Notes are convertible into our Class A common stock at conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares). Upon a conversion, the

Company may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. The Company intends to file a registration statement with respect to the Notes and the common stock issuable upon conversion of the Notes. Concurrently with the issuance of the Notes, the Company entered into a share option transactions using approximately $20.5 million of net proceeds. Under the terms of the share option transactions, the Company has the option to purchase outstanding shares equivalent to the number of shares that may be issued if all Notes are converted into shares, thereby mitigating dilution to shareholders. These share option transactions are intended to give the Company the option to mitigate dilution as a result of the Notes being converted to common shares up to the $10.71 price per common share and significantly mitigate dilution if the share price exceeds $15.08 at that time.

NOTE 15 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following summarizes selected financial information for each of the two years in the period ended December 31, 2002:

	Q1	Q2	Q3	Q4	Total
2002
Total revenue	$64,543	$77,254	$80,941	$105,541	$328,279
Gross profit(1)	13,890	35,091	42,580	58,604	150,165
Net income (loss)(1)(2)	(17,071)	(3,858)	2,343	8,599	(9,987)
Basic net income (loss) per share	(0.15)	(0.03)	0.02	0.08	(0.09)
Diluted net income (loss) per share	(0.15)	(0.03)	0.02	0.07	(0.09)
2001
Total revenue	$83,035	$81,289	$86,600	$93,482	$344,406
Gross profit(3)	37,464	34,095	22,813	34,283	128,655
Net income (loss)(3)(4)	7,542	3,371	(13,582)	(5,987)	(8,656)
Basic net income (loss) per share	0.07	0.03	(0.12)	(0.05)	(0.08)
Diluted net income (loss) per share	0.06	0.03	(0.12)	(0.05)	(0.08)

(1)
Gross profit and net loss for the quarter ended March 31, 2002 includes the impact of a $14.0 million charge to cost of revenues primarily as a result of identified excesses 1 Gb components user in the Director-class products. During the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002, approximately $1.1 million, $2.5 million and $0.9 million, respectively, of these reserves were reversed as the Company experienced higher-than-expected sales of discontinued 1 Gb products and, therefore, realized 100% margins for these product sales.

(2)
Net loss for the quarter ended March 31, 2002 includes the impact of a $1.25 million charge to general and administrated expenses associated with the termination of the collateralized lease with Deutsche Bank.

(3)
Gross profit and net loss for the quarter ended September 30, 2001 includes the impact of a $14.7 million charge to cost of revenues primarily associated with the completion of a thorough review of obsolescence, end-of-life inventories, on-going inventory commitments and the completion of a physical inventory. In addition, a $9.3 million charge for acquired IPR&D and other acquisitions costs related to the Company's acquisition of SANavigator®, Inc.

(4)
Gross profit and net loss for the quarter ended December 31, 2001 includes the impact of the following items recorded: charges of $6.3 million to cost of revenues primarily associated with the completion of a thorough review of obsolescence, end-of-life inventories, on-going inventory commitments and the completion of a physical inventory; A charge to selling and marketing expense related to the impairment of certain 1 Gb equipment used for demonstration and evaluation purposes as a result of the anticipated transition from 1 Gb to 2 Gb products in 2002.

Directions To

McDATA Corporation
Annual Meeting of Stockholders
Omni Interlocken Resort
500 Interlocken Blvd.
Broomfield, CO 80021

From Downtown Denver:

  I-25 North to US 36 West to Boulder
  US 36 West to Broomfield exit—US 121
  Turn left on US 121 (Wadsworth Boulevard) to the second signal light at State Road 128
  Turn right heading west on State Road 128
  Turn right heading north on Interlocken Parkway
  At the stop sign at the bottom of the hill, turn left onto Interlocken Blvd.
  The Omni Interlocken Resort is at 500 Interlocken Blvd.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AND "FOR" PROPOSALS 2 AND 3.

McDATA Corporation	1.	Election of Directors: To elect the following nominees as directors of McDATA Corporation to serve a three-year term as Class III directors.
			For Nominee	Withhold
Mark box at right if an address change has been noted on the reverse side of this card. ☐	Charles C. Johnston		☐	☐
			For Nominee	Withhold
	John F. McDonnell		☐	☐
CONTROL NUMBER: RECORD DATE SHARES:			For Nominee	Withhold
	Laurence G. Walker		☐	☐
		For	Against	Abstain
2.	To ratify the appointment of the firm PricewaterhouseCoopers LLP as independent auditors of McDATA Corporation for the fiscal year ending January 31, 2004.	☐	☐	☐
		For	Against	Abstain
3.	To approve amendments to the 2001 McDATA Equity Incentive Plan	☐	☐	☐

Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Please check here if you consent to the access of future annual reports and proxy materials electronically via the Internet. If you check the box, the company will no longer distribute printed materials to you for any future stockholder meeting unless your consent is revoked. You may revoke your consent at any time.

Please check here if you plan to attend the Annual Meeting.

        This proxy, when properly executed, will be voted as specified. If no choice is specified, then this proxy will be voted in favor of electing the nominees noted hereon to the Board of Directors to serve for a three-year term as Class III Directors; ratifying the appointment of the firm PricewaterhouseCoopers LLP as auditors of McDATA Corporation for the calendar year ended January 31, 2004 and to approve of amendments to the McDATA 2001 Equity Incentive Plan. A vote for the election of directors includes discretionary authority to vote for a substitute if the nominee is unable to serve or for good cause will not serve. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

DETACH CARD
Please be sure to sign and date this Proxy.
Date
Stockholder sign here—Co-owner sign here

MCDATA CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, AUGUST 27, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John A. Kelley, Jr., John W. Gerdelman and Thomas O. McGimpsey, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on August 27, 2003, at Noon, local time at the Omni Interlocken Resort located at 500 Interlocken Boulevard, Broomfield, Colorado 80021, and at any adjournments thereof all the shares of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of McDATA Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

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